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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Credence Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CREDENCE SYSTEMS CORPORATION
1421 California Circle
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 1, 2008

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Credence Systems Corporation, a Delaware corporation (the "Company"), will be held on Monday, April 1, 2008, at 4:00 p.m. local time, at the Company's headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

  1.
  To elect two (2) Class II members of the Board of Directors of the Company to serve until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm (hereinafter referred to as "independent auditors") for the fiscal year ending November 1, 2008;

  3.
  To approve a proposal granting the Compensation Committee of the Board of Directors the authority to implement a stock option exchange program pursuant to which eligible employees will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under the Company's existing equity incentive plans for new stock options at an expected lower exercise price, which approval includes the approval of an amendment to the 2005 Stock Incentive Plan to increase the number of shares available for issuance under that plan by 1,200,000 shares of common stock to implement such stock option exchange program;

  4.
  To approve an amendment and restatement of the 2005 Stock Incentive Plan to increase the number of shares available for issuance under that plan by 7,800,000 shares of common stock in addition to the amount set forth in Proposal Three above and to make repricings of stock appreciation awards subject to stockholder approval.

  5.
  To consider and act on a stockholder proposal regarding pay-for-superior performance; and

  6.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on February 11, 2008 are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company for a period of ten days before the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please submit your Proxy over the Internet, by telephone, or sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be submitted over the Internet, by telephone or signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely

Lavi A. Lev
President and Chief Executive Officer

March 7, 2008
Milpitas, California

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

TABLE OF CONTENTS

CREDENCE SYSTEMS CORPORATION
1421 California Circle
Milpitas, California 95035

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 1, 2008

General

        The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors (the "Board") of Credence Systems Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 1, 2008 (the "Annual Meeting"). The Annual Meeting will be held at 4:00 p.m. local time at the Company's headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035. These proxy solicitation materials were mailed on or about March 7, 2008 to all stockholders entitled to vote at the Annual Meeting.

Voting

        The specific proposals to be considered and acted upon at the Annual Meeting are described in detail in this Proxy Statement. On February 11, 2008, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, approximately 102,192,657 shares of the Company's common stock, $.01 par value ("Common Stock"), were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on February 11, 2008. The election of directors is by plurality vote, and the candidates receiving the highest number of affirmative votes will be elected. Each of the other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, will have no effect on the result of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner and the broker is not otherwise permitted to vote in its discretion on the matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. We believe that Proposals Three, Four and Five are not routine matters. In determining whether a proposal has been approved, other than the election of directors, abstentions have the same effect as votes against the proposal.

Proxies

        If the enclosed form of Proxy is properly signed and returned or if you submit your Proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. Stockholders submitting Proxies over the Internet or by telephone should not mail the Proxy voting instruction form. If the Proxy is submitted but does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of each of the director nominees identified in this Proxy Statement, FOR the approval of

Proposals Two, Three, Four and Five as described in this Proxy Statement. Proxies will confer upon the proxy holders discretionary authority to vote upon matters that the Board does not know as of the date hereof but may be presented at the Annual Meeting, as well as the authority to adjourn or postpone the Annual Meeting in order to assure that all stockholders who wish to vote on the matter will be able to cast their votes and to act upon other matters incident to the conduct of the meeting. If you vote your Proxy by mail, you may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices, a notice of revocation or another signed Proxy with a later date. If you chose to vote your Proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., the Internet or telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic mail, or other means by the Company's directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In addition, the Company has retained The Altman Group, a proxy solicitation firm, to aid in the solicitation of Proxies in connection with the Annual Meeting. The Company has agreed to pay The Altman Group $7,500 plus out of pocket expenses and certain contact charges in connection with such solicitation. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

Householding of Annual Meeting Materials

        Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder's household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company's investor relations department at (408) 635-4300 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder's household and would like to receive a single copy of the Proxy Statement and Annual Report for a stockholder's household in the future, stockholders should contact their broker, other nominee record holder, or the Company's investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

Deadline for Receipt of Stockholder Proposals

        Stockholders may submit proposals on matters appropriate for stockholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2009 Annual Meeting must be received no later than November 6, 2008, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the Proxy solicited by the Board for the 2009 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than January 20, 2009. Such stockholder proposals should be submitted to 1421 California Circle, Milpitas, California 95035, Attention: Corporate Secretary.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

        The Company's Certificate of Incorporation provides for a classified Board consisting of three classes of directors having staggered three-year terms, with each class consisting, as nearly as practicable, of one-third of the total number of directors. As of the date of this Proxy Statement, the Board currently consists of nine persons.

        The Board is currently composed of: (i) three Class II directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2008 (Lori Holland, David L. House and Jon D. Tompkins); (ii) three Class III directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2009 (Henk J. Evenhuis, Bruce R. Wright and Ping Yang); and (iii) three Class I directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2010 (Richard M. Beyer, Lavi A. Lev and Irwin H. Pfister). On February 17, 2008, Mr. Beyer informed the informed the Board that he will resign from the Board of Directors effective March 16, 2008. Mr. Tompkins confirmed to the Board of Directors on February 21, 2008 that he did not intend to stand for reelection to the Board. Additionally, Mr. Pfister has not been nominated for re-election to the Board. On February 27, 2008, the Board of Directors by resolution reduced the number of directors constituting the Company's Board of Directors to six, effective immediately prior to the 2008 Annual Meeting.

        Ms. Holland and Mr. House will stand for re-election to the Board at the Annual Meeting due to their terms expiring. Each nominee is currently a director of the Company with a term expiring at the Annual Meeting. The Proxy solicited by the Board for the 2008 Annual Meeting cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

        Each nominee for election has agreed to serve if elected, and management has no reason to believe that a nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any replacement nominee who may be designated by the present Board in connection therewith. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected as directors of the Company, to serve his or her term and until his or her successor has been elected and qualified.

Nominees for Term Ending Upon the 2011 Annual Meeting of Stockholders

        Lori Holland, 49, has served as a Director of the Company since September 21, 2004. Ms. Holland brings to the position 22 years of diverse finance experience in CFO roles at companies including Bookham Technology, an optical components supplier to the telecommunications industry, Read-Rite, a manufacturer of components to the disc drive industry, Zaffire, a venture-backed optical systems supplier, and NeoMagic, an early-stage player in the graphic semiconductor market. Ms. Holland began her financial career as an auditor with Ernst & Young in Los Angeles and San Jose, CA. Ms. Holland currently serves on the Board of Directors of Bookham, Inc.

        David L. House, 64, has served as the Chairman of the Board since January 1, 2008, as Executive Chairman of the Board between December 9, 2005 and December 31, 2007, and as a Director of the Company since December 9, 2005. Mr. House is a forty-year veteran of the computing, communications and semiconductor industry with twenty-two years in management positions with Intel Corporation. Most recently Mr. House served as executive chairman of Brocade Communication Systems, a position he held from January 2004 until his recent transition to a non-executive chairman role. From January

2001 until March 2003, he was chairman and CEO of Allegro Networks. Beginning in 1996, Mr. House served as chairman and CEO of Bay Networks, negotiating its merger with Nortel. He became president of Nortel Networks after the merger was completed in 1998. Mr. House was a member of the Intel team from 1974 to 1996. In 1978, he became general manager of its Microcomputer Components Division.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Stockholders

        Henk J. Evenhuis, 64, has served as a Director of the Company since September 1993. Mr. Evenhuis formerly served as Vice President, Chief Financial Officer and Secretary of Fair, Isaac and Company, Inc., a decision analytic software company, from October 1999 to December 31, 2002. From July 1998 to October 1999, he was a consultant to the semiconductor industry. Prior to that, he served as Executive Vice President and CFO of Lam Research Corporation, a semiconductor capital equipment manufacturer from April 1987 to July 1998. From 1983 to 1987, Mr. Evenhuis served as Chief Financial Officer of Ferix Corporation, Trimedia Corporation and Corvus Systems, Inc.

        Bruce R. Wright, 59, has served as a Director of the Company since July 2003. Mr. Wright currently serves as Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech Stepper, Inc. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments.

        Dr. Ping Yang, 55, has served as a Director of the Company since November 2006. Dr. Yang currently operates an independent consulting practice serving semiconductor companies, providing expertise in the areas of VLSI technology development, computer-aided design, circuits and systems, large-scale integrated circuits and solid-state electronics. Dr. Yang served as Vice President of Research and Development at Taiwan Semiconductor Manufacturing Company ("TSMC") from June 2001 to November 2005. Prior to joining TSMC, Dr. Yang held various management positions at SMC North America and Texas Instruments. Dr. Yang currently serves as a director of Apache Design Solutions, Inc., Intervac, and Global Unichip. Dr. Yang is a fellow of the Institute of Electrical and Electronics Engineers and a recipient of the Institute's Third Millennium Medal.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders

        Lavi A. Lev, 51, has served as a Director of the Company since February 2007. Mr. Lev was named president and chief executive officer of the Company in December of 2006. Mr. Lev most recently served as executive vice president and general manager of the products and solution business at Cadence Design Systems, Inc. Mr. Lev has more than twenty years of experience in the design tool and semiconductor industries at companies including National Semiconductor, Intel, Sun Microsystems, Silicon Graphics, MIPS Technologies and Cadence.

Recommendation of the Board of Directors

        The Board recommends that the stockholders vote FOR the election of each of the above nominees.

Director Independence

        Nasdaq listing standards require that a majority of the members of a listed company's Board of Directors qualify as "independent," as affirmatively determined by the Board of Directors. In connection therewith, our Board has affirmatively determined that each of our directors, other than Messrs. Lev and House, is "independent" as that term is defined in Rule 4200 of the Nasdaq listing standards. As noted below, each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is "independent" as defined in the applicable Nasdaq listing standards.

Board Committees and Meetings

        During the fiscal year ended November 3, 2007, the Board held eight meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the directors attended or participated in 84% or more of the aggregate of (i) the total meetings of the board of directors (held during the period he served) and (ii) the total number of meetings held by all committees on which he or she served (held during the period he or she served) during the past fiscal year. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Five of the Company's directors attended the 2007 annual meeting of stockholders.

        The Audit Committee currently consists of three directors, Mr. Evenhuis, Ms. Holland and Mr. Wright (as Chairman), and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held six meetings during the last fiscal year. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the Nasdaq listing standards, meets the requirements of applicable Securities and Exchange Commission rules, including Rule 10A-3(b) under the Exchange Act, and is an "audit committee financial expert" as defined by Item 407(d) of Regulation S-K promulgated under the Exchange Act. The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, operates under a written charter that sets forth the functions and responsibilities of the Audit Committee. A current copy of the charter can be viewed at the Company's website located at www.credence.com.

        During the fiscal year ended November 3, 2007, the Compensation Committee consisted of three directors, Mr. Beyer (as Chairman), Mr. Tompkins, and Dr. Yang, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. Effective February 27, 2008, the Compensation Committee was reconstituted and will consist of Mr. Wright and Dr. Yang, with Mr. Wright chairing the committee. The Compensation Committee also has the exclusive authority to administer the Company's 1994 Employee Stock Purchase Plan and the Company's 2005 Stock Incentive Plan and 2000 Supplemental Stock Option Plan and to make option grants thereunder. The Compensation Committee held six meetings during the last fiscal year. The Compensation Committee operates under a written charter setting forth the functions and responsibilities of the Compensation Committee. A current copy of the charter can be viewed at the Company's website located at www.credence.com.

        During the fiscal year ended November 3, 2007, the Nominating and Corporate Governance Committee consisted of three directors, Mr. Tompkins (as Chairman), Mr. Beyer and Mr. Wright, and identifies and recommends director nominees to be selected by the Board for submission to vote at the Company's annual stockholder meetings, implements the Board's criteria for the selection of new directors, reviews and recommends revisions to the corporate governance policies of the Board, and provides oversight of the evaluation of the performance of the Board. Effective February 27, 2007, the Nominating and Corporate Governance Committee was reconstituted and consists of Ms. Holland and Mr. Wright, with Ms. Holland chairing the committee and acting as the Company's lead independent director.

        The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A current copy of the charter can be viewed at the Company's website located at www.credence.com. The Nominating and Corporate Governance Committee held five meetings during the last fiscal year. The Board has determined that all members of the Nominating and Corporate Governance Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

        The Nominating and Corporate Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1421 California Circle, Milpitas, California 95035 providing the candidate's name, biographical data and qualifications, a document indicating the candidate's willingness to act if elected, and evidence of the nominating stockholder's ownership of Company's stock at least one hundred twenty (120) days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

        In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual's experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate's interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual's integrity, willingness to actively participate and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

        Ms. Holland and Mr. House were recommended by the Nominating and Corporate Governance Committee for election as Class II directors at the Annual Meeting.

Corporate Governance Guidelines

        The Board has adopted Guidelines on Significant Corporate Governance Issues (the "Guidelines"), and the Board's Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the Guidelines include the following provisions:

  •
  A majority of the members of the Board of Directors are independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from the Company other than Board compensation.

  •
  Directors may not serve after the Annual Meeting of Stockholders by which they have attained age 70.

  •
  The Board appoints members of Board committees.

  •
  The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors.

  •
  The Board has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

  •
  Members of the Board are limited to service on no more than four public company boards of directors and any Chief Executive Officer of the Company serving as a director may serve on only one other public company Board, subject to approval by the Board.

  •
  The Board recommends and encourages each new member and each continuing member of the Board to participate in director education programs and to attend not less than one accredited program during each term of service.

  •
  The Board has adopted a Code of Ethics for executive officers and has required that the executive officers be required to acknowledge the Company's adoption and their attention to adhere to, the Code of Ethics. A copy of this Code of Ethics can be viewed at the Company's website located at www.credence.com.

  •
  The Board has adopted a Code of Business Conduct and Ethics to provide guidance to its employees regarding standards for conduct of the Company's business. A copy of this Code of Ethics and Business Conduct can be viewed at the Company's website located at www.credence.com.

  •
  At least annually, the Board reviews the Company's strategic long-range plan, business unit initiatives, capital projects and budget matters.

  •
  The Board has established the position of Lead Independent Director, which is currently held by Ms. Holland. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

  •
  The Chief Executive Officer periodically reports to the Board on succession planning and management development.

  •
  At least annually, the independent directors evaluate the performance of the Chief Executive Officer and other senior management personnel.

  •
  Incentive compensation plans are to link pay directly and objectively to measured financial goals set in advance by the Compensation Committee.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics, including any amendments to, or waivers from such code, can be viewed at the Company's website located at www.credence.com. We will provide a copy of our Code of Business Conduct and Ethics to any person, without charge, upon receipt of a written request directed to our Corporate Secretary at our principal executive offices.

Communication Between Stockholders and Directors

        The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board, or with any particular member or members of the Board, may send communications directly to Lavi Lev, President and Chief Executive Officer of the Company, c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035.

Communications received from stockholders are forwarded directly to the Board, or to particular members of the Board, as applicable depending on the facts and circumstances outlined in the communication.

Director Compensation

        As of the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve as such following such meeting will receive an annual retainer of $25,000 which will be paid in four equal quarterly installments. Directors who are also employees of the Company do not receive any additional compensation in connection with their service on the Board.

        The Chairman of the Board receives an annual retainer of $50,000 which will be paid in four quarterly installments. The Chairman of the Board also receives $1,500 for each Board meeting attended.

        The Lead Independent Director, who shall serve in the absence of an independent chairperson of the Board, and who shall serve as the chairperson of the Nominating and Corporate Governance Committee, will receive an additional annual retainer of $10,000 that will be paid in four equal quarterly installments. If the chairperson of the Nominating and Corporate Governance Committee is not the Lead Independent Director, such chairperson shall be paid $7,500, to be paid in four equal quarterly installments. The chairman of the Audit Committee shall receive an annual retainer of $10,000 to be paid in four equal quarterly installments. The chairperson of the Compensation Committee shall receive an annual retainer of $7,500 to be paid in four equal quarterly installments.

        Each non-employee Board member will be paid $1,500 per Board meeting attended. Each member of the Audit Committee will also be paid $1,500 per Audit Committee meeting attended. Each member of the Compensation Committee and each member of the Nominating and Corporate Governance Committee will be paid $1,000 for each Compensation Committee or each Nominating and Corporate Governance Committee meeting attended.

        Non-employee Board members are eligible to receive various option and restricted stock grants pursuant to an automatic grant program adopted by the Board under the 2005 Stock Incentive Plan. Under the automatic grant program, each non-employee Board member, at the time of his or her initial election or appointment to the Board, receives an option grant for 32,000 shares of Common Stock and a restricted stock award for 8,000 shares of Common Stock. Under the automatic grant program, each non-employee Board member will be granted an option to purchase 4,000 shares of Common Stock on April 1, July 1, October 1 and January 1 of the following calendar year; provided that the non-employee Board member is a director on the date of grant of such option and provided further that no such option grant will be made to any non-employee Board member who has not served as a director of the Company, as of the date of grant of such option, for at least six (6) months. In the event any April 1, July 1, October 1 or January 1 is not a business day, the corresponding option grant will be made on the first business day after such date. Each option grant under the automatic grant program will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten (10) years, subject to earlier termination should the optionee cease to serve as a Board member. The initial option grant of 32,000 shares made to a new non-employee Board member is exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and is exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual's completion of each additional three (3) month period of Board service. The Chairman of the Board will be granted an option to purchase 6,000 shares of Common Stock on April 1, July 1, October 1 and January 1 of the following calendar year; provided that the Chairman is a director on the date of grant of such option and provided further that no such option grant will be made to the Chairman who has not served as a director of the Company, as of the date of grant of such option, for at least six (6) months. In the event any April 1, July 1, October 1 or January 1 is not a business day, the corresponding option grant will be made on the first business day after such date. Each option grant under the automatic grant program will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten (10) years, subject to earlier termination should the optionee cease to serve as a Board member. Each subsequent 6,000 share grant made to the Chairman is exercisable for 25% of the option shares upon each yearly anniversary of the April 1 grant date for the first in the series of four subsequent grants awarded to the Chairman.

        However, each option and each restricted stock award granted under the automatic grant program will become fully vested and exercisable and be released from any forfeiture rights for all the shares at the time represented by such award (i) immediately prior to the specified effective date of an acquisition of the Company by merger or stock or asset sale, (ii) immediately prior to the specified effective date of a hostile takeover of the Company, or (iii) on the date a Board member dies or becomes disabled while continuing to serve as a Board member. Any options that vest upon a Board member's death or disability will remain exercisable for a period of twelve (12) months from the date of such death or disability, but in no event will such option remain exercisable after the expiration of the option pursuant to its terms. The vesting of any options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service and who is at least sixty five (65) years of age at such time will accelerate in full. The period during which any such options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service will remain exercisable following such termination for a period of twelve (12) months, but in no event will such option remain exercisable after the expiration of the option pursuant to its terms. On the date a Board member has attained at least age sixty-five (65) and has completed nine (9) or more years of such Board service (and regardless of whether such Board member has ceased to be a Board member), each award of restricted stock will become fully vested and no longer be subject to forfeiture.

Director Compensation Table (2007)

        The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our Named Executive Officers, during the fiscal year ended November 3, 2007.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	All Other Compensation		Total
Richard Beyer	$48,000	$53,991	—		$101,991
Henk Evenhuis	$41,000	$46,174	$272		$87,446
Lori Holland	$39,507	$42,997	$2,439		$84,943
David House	—	$159,812	$100,000	(4)	$259,812
Jon Tompkins	$51,500	$46,174	$1,184		$98,858
Bruce Wright	$51,000	$50,225	$135		$101,360
Ping Yang	$35,500	$10,064	$4,725		$50,289

(1)
Represents the amount of cash compensation earned in fiscal year 2007 for service on our Board of Directors and committees of our Board of Directors, as applicable. For the fiscal year ended November 3, 2007, each of our non-employee directors, received an annual retainer of $25,000 for service on our board of directors, meeting fees of $1,500 per meeting attended (including related expenses for services as a director) and committee attendant fees of $1,500 per committee meeting attended for the Audit Committee and $1,000 per committee meeting attended for the Compensation Committee and Nominating and Corporate Governance Committee. The Chairman of the Audit Committee received an additional annual fee of $10,000 for his added responsibilities.

  The Chairman of each of the Compensation Committee and the Governance Committee received an additional annual fee of $7,500 for their added responsibilities, except if the chairman of the Nominating and Corporate Governance Committee serves as Lead Independent Director the additional fee is $10,000. Mr. House, the Executive Chairman of the Board of Directors, received an additional $100,000 for his services under an employment agreement with respect to his service as Executive Chairman of the Board. This agreement terminated effective December 31, 2007. Effective January 1, 2008, Mr. House ceased his service as an employee of the Company and became Chairman of the Board. Mr. House will be paid an annual retainer of $50,000 in his capacity as Chairman of the Board.

(2)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended November 3, 2007, in accordance with FAS 123R, of awards pursuant to our director's stock plan. Assumptions used in the calculation of these amounts are included in Note 7, "Share-Based Compensation" to our audited financial statements for the fiscal year ended November 3, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 17, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. On January 2, 2008, we awarded each non-employee director then serving an option to purchase 4,000 shares of our common stock, at an exercise price of $2.43 per share (the closing price on the grant date). These awards were granted pursuant to our 2005 Stock Incentive Plan, vest (subject to continuous service) at the rate of 25% of the total shares granted on April 1, 2008, April 1, 2009, April 1, 2010 and April 1, 2011, and expire seven years from the date of grant.

(3)
As of November 3, 2007, each of the following directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts as set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Stock Options
Richard Beyer	84,000
Henk Evenhuis	159,750
Lori Holland	64,000
David House	245,500
Jon Tompkins	164,000
Bruce Wright	84,000
Ping Yang	28,000
(4)
Includes $100,000 for his services under an employment agreement with respect to his service as Executive Chairman of the Board. This agreement terminated effective December 31, 2007. Effective January 1, 2008, Mr. House ceased his service as an employee of the Company and became Chairman of the Board. Mr. House will be paid an annual retainer of $50,000 in his capacity as Chairman of the Board.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of Ernst & Young LLP, independent auditors for the Company during fiscal year 2007, to serve in the same capacity for the fiscal year ending November 1, 2008, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

        In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Independent Registered Public Accounting Firm Fees and Services

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal years 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees(1)	$2,690,700	$3,194,000
Audit-Related Fees(2)	—
Tax Fees(3)	1,152,091	786,000
All Other Fees(4)	—	—

Total Fees	$3,842,791	$3,885,000

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Fiscal year 2007 includes fees for professional services rendered in connection with assessment and testing of internal controls in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees."

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. During fiscal 2006 and 2007, these services include consultations related to the Company's domestic and international operations, the preparation of certain foreign tax returns and tax advice (including expatriate tax services) in preparing for and in connection therewith.

(4)
All Other Fees consist of fees for services other than the services reported above.

        All fees described above were either approved in advance by the Audit Committee or approved in advance in accordance with policies and procedures adopted by the Audit Committee for the pre-approval of audit and permissible non-audit services provided by the Company's independent auditors.

        In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending November 1, 2008, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company's independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation, if requested, at the time of approval.

Recommendation of the Board of Directors

        The Board recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending November 1, 2008.

PROPOSAL THREE—APPROVAL OF STOCK OPTION EXCHANGE PROGRAM FOR
CREDENCE EMPLOYEES (EXCLUDING CURRENT AND FORMER EXECUTIVE OFFICERS] AND CURRENT DIRECTORS) AND CORRESPONDING INCREASE IN SHARES AVAILABLE UNDER
2005 STOCK INCENTIVE PLAN

Overview

        On February 27, 2008, the Board of Directors granted to the Compensation Committee of the Board of Directors the authority to implement, subject to stockholder approval, a one-time stock option exchange offer (the "Stock Option Exchange Program") under which, if implemented, each eligible employee of the Company would be permitted to exchange his or her outstanding option or options to purchase common stock issued under the Company's 1993 Stock Option Plan, the Supplemental Stock Option Plan, the NPTest Holding Corporation 2003 Stock Incentive Plan, the Integrated Measurement Systems, Inc. 1998 Stock Incentive Plan, the Fluence Technology, Inc. 1997 Stock Option Plan, the TMT Stock Option Plan and 2005 Stock Incentive Plan, each as amended (the "Stock Plans"), with an exercise price that is not lower than the highest closing price of the Company's common stock as reported on the Nasdaq Global Market during the 52 weeks preceding the date on which the Company commences the exchange offer (the "Eligible Options") for an option or options (the "New Options") with an exercise price equal to the closing price of a share of common stock of the Company on the Nasdaq Global Market on the date of the exchange, which option will be exercisable for that number of shares calculated such that the fair value of the New Option under the provisions of Statement of Financial Accounting Standard No. 123(R), "Share-Based Payment" (SFAS 123(R)) is equal to the fair value of the Eligible Option, subject to certain limitations, and which New Option will be subject to a new vesting schedule. The Company's current and former executive officers and current directors are not eligible to participate in the Stock Option Exchange Program and do not stand to benefit from the program other than in their capacity as stockholders. The highest closing price of the Company's common stock as reported on the Nasdaq Global Market during the 52 weeks preceding February 4, 2008 was $5.23 per share.

        In addition, as part of its approval of the Stock Option Exchange Program, the Board approved, subject to stockholder approval, an increase in the number of shares of common stock available for issuance under the Company's 2005 Stock Incentive Plan, as amended (the "2005 Plan") by 1,200,000 shares, which number of shares is necessary to implement the Stock Option Exchange Program as further described below under the section entitled "Increase in Shares under 2005 Plan." The increase in the number of shares available for issuance under the 2005 Plan will only be used for the Stock Option Exchange Program, and if the Stock Option Exchange Program is not implemented, these shares will not be used for any other purpose.

        Stockholder approval is required for this proposal under the listing rules of the Nasdaq Stock Market, Inc. as well as by the terms of the 2005 Plan which requires stockholder approval to reduce the exercise price of any outstanding option under such plan. If approved by the stockholders, the Stock Option Exchange Program will commence at a time determined by the Compensation Committee. The Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the Stock Option Exchange Program at any time prior to the expiration of the election period under the Stock Option Exchange Program.

Recommendation of the Board of Directors

        The Board recommends that the stockholders vote FOR the approval of the proposal granting the Compensation Committee of the Board of Directors the authority to implement the Stock Option Exchange Program, including the approval of an amendment to the 2005 Plan to increase the number of shares available for issuance under that plan by 1,200,000 shares of common stock to implement such Stock Option Exchange Program.

Reasons for the Stock Option Exchange Program

        The Company has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees' interests with the interests of stockholders. The Company believes equity compensation encourages employees to work toward the Company's success and provides a means by which employees benefit from the value of the Company's stock. The Company also believes that equity compensation plays a vital role in the retention and recruiting of employees.

        The Company's stock price has declined over the last few years. The per share exercise price of the Company's stock options is set at the closing price of the common stock on the Nasdaq Global Market on the date of grant. The decrease in the Company's stock price over the last five years has resulted in most of the Company's stock options having exercise prices significantly higher than the current market price of the Company's common stock, meaning an important component of the Company's compensation program is perceived by employees as having little value. The closing price of the Company's stock has declined from a high of $17.05 on November 4, 2003 to a low of $1.35 on February 4, 2008. The highest closing price of the Company's common stock as reported on the Nasdaq Global Market during the 52 weeks preceding February 4, 2008 was $5.23 per share. Approximately 100% of the stock options held by employees eligible for the Stock Option Exchange Program as of February 4, 2008 had exercise prices equal to or greater than $5.23 per share.

        The Company has structured the Stock Option Exchange Program to strike a balance between stockholder and employee interests. Features of the Stock Option Exchange Program include the following:

  •
  The New Options offer a meaningful incentive for eligible employees.  Because most of the Company's employees view their underwater options as having little or no value, the majority of the Company's options are ineffective as incentives. The Stock Option Exchange Program would benefit the Company's employees, who are an important resource and are critical to the Company's future growth, by providing eligible employees with a New Option with a lower exercise price and a value, in most cases, equal to the fair value of the Eligible Option.

  •
  The overall number of shares subject to equity awards will be reduced.  The Company expects the Stock Option Exchange Program to reduce the potential dilution to stockholders, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value. Assuming that stock options with an exercise price of $5.23 and above are eligible for exchange, options for a total of 5,497,233 shares, with an aggregate weighted average exercise price of $12.74 and weighted average remaining term of 4.28 years, would be eligible for participation as of February 4, 2008 and, if all options participated and the New Options were granted with an exercise price of $1.35 per share, approximately 2,485,451 New Options would be granted. Of the options for 5,497,233 shares exchanged, options for approximately 4,546,308 shares would be permanently cancelled and would be unavailable for reissue. The outstanding equity awards would be reduced by options to purchase 3,011,782 or approximately 2.95% of the Company's total issued and outstanding common stock as of February 4, 2008. The total number of options outstanding as of February 4, 2008 was approximately 14,213,470 shares with an average weighted remaining term of 4.52 years and an average weighted exercise price of $13.01.

        The shares available and shares outstanding on a pre-approval/exchange and post-approval/exchange basis under the 2005 Stock Incentive Plan and the Supplemental Stock Option Plan would be as follows:

        Pre-Exchange:

	Shares/Options Outstanding	Shares Available	Weighted Avg. Exercise Price	Weighted Avg. Remaining Term
2005 Plan		1,330,840
Supplemental Plan		1,014,378
Other Plans

Total	14,213,470		$13.01	4.52 years

        Post-Exchange/2005 Plan Increase Approval:

	Shares/Options Outstanding	Shares Available	Weighted Avg. Exercise Price	Weighted Avg. Remaining Term
2005 Plan		642,934
Supplemental Plan		1,367,758
Other Plans

Total	11,227,463		$8.11	3.41 years

  •
  Only outstanding stock options with an exercise price that is not lower than the highest closing price of the Company's common stock as reported on the Nasdaq Global Market during the 52 weeks preceding the date on which the Company commences the exchange offer will be eligible for the Stock Option Exchange Program. As of February 4, 2008, approximately 100% of the Company's eligible employee stock options have exercise prices more than $5.23 with exercise prices ranging from $5.33 to $67.99. Even if the Company's stock price increases significantly, most of the Company's currently underwater options would still have little perceived value to employees.

  •
  Our current and former executive officers and our current Board of Directors will not be eligible to participate in the exchange offer. Although one current executive officer of the Company, several former executive officers of the Company and the current directors also hold options that are significantly underwater, they are not eligible to participate in the exchange offer because the Company believes that a large percentage of the compensation of its executive officers and directors should be directly tied to the Company's stock price and such individuals should be affected by the decline in stock price.

  •
  New vesting requirements are expected to encourage employee retention.  Because the New Options will vest over two or four years, depending on the current vesting schedule of the Eligible Options (as described below under "Description and Implementation of the Stock Option Exchange Program" below), the Company expects these new awards to encourage employees to remain with the Company over the vesting period in order to receive value from these awards. The average weighted terms of the new options granted under the Stock Exchange Program will be no greater than 4.28 years.

Description and Implementation of the Stock Option Exchange Program

        The Company has not commenced the Stock Option Exchange Program and will not do so unless and until the Company's stockholders approve this Proposal Three. The Compensation Committee of the Board of Directors will retain the authority, in its discretion, to terminate, amend or postpone the Stock Option Exchange Program at any time prior to the expiration of the election period under the

Stock Option Exchange Program. At the time the Stock Option Exchange Program is commenced, eligible employees will be sent written materials explaining the prices, terms and timing of the Stock Option Exchange Program. Employees will be given at least 20 business days to elect to surrender their Eligible Options in exchange for New Options. The commencement of the Stock Option Exchange Program, as well as any decision to terminate it, will be determined by the Compensation Committee of the Board of Directors. At or before commencement of the Stock Option Exchange Program, the Company will file the written materials relating to the Stock Option Exchange Program with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain these written materials and other relevant documents filed by the Company with the SEC free of charge from the SEC's website at www.sec.gov.

        Eligible Options.    Options eligible for the Stock Option Exchange Program will be those having an exercise price that is not lower than the highest closing price of the Company's common stock as reported on the Nasdaq Global Market during the 52 weeks preceding the date on which the Company commences the exchange offer.

        Eligible Employees.    All of the Company's employees who hold Eligible Options would be eligible to participate in the exchange offer, excluding the Company's current and former executive officers and current directors. In addition, the Company may exclude employees in certain non-U.S. jurisdictions from the Stock Option Exchange Program if local laws would make their participation illegal, infeasible or impractical. To be eligible, an employee must be employed by the Company or one of its subsidiaries both at the time the Stock Option Exchange Program commences and on the date the Eligible Options are cancelled and New Options are granted to replace them. Any eligible employee holding Eligible Options who elects to participate but whose employment terminates for any reason prior to the grant of the New Option, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the exchange offer and will instead retain his or her Eligible Options subject to their existing terms. Assuming that stock options with an exercise price of $5.23 and above are eligible for exchange, options for a total of 5,497,233 shares would be eligible for participation as of February 4, 2008.

        Exchange Ratio.    The number of outstanding Eligible Options that an eligible employee would surrender for cancellation in exchange for the grant of a New Option to purchase one share of common stock is known as the exchange ratio. In the proposed Stock Option Exchange Program, eligible employees would be offered a one-time opportunity to exchange their current Eligible Option for a New Option such that the fair value of the New Option under SFAS 123(R) will be equal to the fair value of the Eligible Option, provided that in no event shall the ratio of surrendered Eligible Options for New Options exceed 10 to 1. Assuming that stock options with an exercise price of $5.23 and above are eligible for exchange and the New Options were granted with an exercise price of $1.35 per share, the exchange ratios would vary according to a value for value exchange, depending upon the exercise price and remaining term of the surrendered Eligible Options. The number of options and the exchange ratio will vary depending on the price of the Company's stock at the time of the exchange and cannot be determined until the time of the exchange.

        New Options.    The New Options will be granted under the 2005 Plan with substantially the same terms as the Eligible Options, other than the exercise price, number of shares subject to the option and the vesting schedule. Please see Proposal Four below for a description of the 2005 Plan. The New Options will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee's continued employment with the Company or any of its subsidiaries. The new vesting schedule for each New Option would be based on the remaining vesting schedule applicable to the corresponding exchanged Eligible Option as of the date of grant of the New Option. If the corresponding Eligible Option was vested as to 25% or less of the underlying shares, the New Option would vest 25% per year on each of the first four anniversaries of the date of grant of the New Option.

If the corresponding Eligible Option was vested as to more than 25% and less than 100% of the underlying shares, the New Option would vest one-third per year on each of the first three anniversaries of the date of grant of the New Option. If the corresponding Eligible Option was completely vested, the New Option would vest 50% per year on each of the first two anniversaries of the date of grant of the New Option. The weighted average term of the new options would be no greater than 4.28 years.

        Cancellation of Surrendered Eligible Options.    The Company would cancel all surrendered Eligible Options upon the effective time of the proposed exchange. Shares representing Eligible Options granted under the 1993 Stock Option Plan, the NPTest Holding Corporation 2003 Stock Incentive Plan, the Integrated Measurement Systems, Inc. 1998 Stock Incentive Plan, the Fluence Technology, Inc. 1997 Stock Option Plan, and the TMT Stock Option Plan will be permanently cancelled because the plans have expired pursuant to their terms. Shares representing Eligible Options granted under the Supplemental Stock Option Plan and 2005 Plan would automatically become available for future equity-based grants (including the New Options which will be granted under the 2005 Plan). For example, if the exchange occurred on February 4, 2008, assuming that stock options with an exercise price of $5.23 and above are eligible for exchange, 4,546,308 shares subject to options would be permanently cancelled, 353,380 shares would be returned to the Supplemental Stock Option Plan and 597,545 shares would be returned to the 2005 Plan. New Options representing approximately 2,485,451 shares would be granted, requiring the Company to use all of the shares returned to the 2005 Plan in the exchange plus all of the shares remaining available in the 2005 Plan (approximately 1,330,840 shares as of February 4, 2008), leaving no additional shares in the 2005 Plan for grant after completion of the exchange unless the Company's stockholders approve the increase of the number of shares available for issuance under the 2005 Plan as set forth in Proposal Four and the increase of 1,200,000 shares as described in this Proposal Three. Any shares approved for issuance under Proposal Three that are not required for the Stock Option Exchange Program will not otherwise be available for issuance under the 2005 Plan. Eligible Options that are not surrendered will be unaffected and will remain exercisable according to their terms.

        Accounting Terms.    The Stock Option Exchange Program will be accounted for under SFAS 123(R). Under these rules, the exchange of Eligible Options for New Options will be characterized as a modification of the Eligible Options. As a result, the difference, if any, between the fair value of the New Options over the fair value of the Eligible Options determined as of the time of the exchange are expected to result in a modest additional expense. The accounting consequences will depend in part on participation levels as well as on the exchange ratios and vesting schedules established at the time of the exchange.

        U.S. Federal Income Tax Consequences.    The exchange of Eligible Options should be treated as a non-taxable exchange and neither the Company nor its employees should recognize any income for U.S. federal income tax purposes upon the grant of the New Options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.

        Potential Modification to Terms to Comply with Governmental Requirements.    As indicated above, the terms of the Stock Option Exchange Program would be described in a Schedule TO that the Company would file with the SEC. Although the Company does not anticipate that the SEC would require it to modify the terms of the Stock Option Exchange Program materially, it is possible that the Company would need to alter the terms of the Stock Option Exchange Program to comply with comments from the SEC. In addition, the Company intends to make the Stock Option Exchange Program available to its employees who are located outside of the United States, where permitted by local law and where it determines it would be practicable to do so. It is possible that the Company would need to make modifications to the terms offered to employees in countries outside the United States either to comply with local requirements, or for tax or accounting reasons. The Company reserves the right not to conduct the Stock Option Exchange Program in any country in which it deems it inadvisable to do so for any reason.

        Increase in Shares under 2005 Plan.    Assuming Eligible Options are those with exercise prices equal to or in excess of $5.23, options for a total of 5,497,233 shares (or 39% of the outstanding employee stock options and restricted stock awards) would be eligible for exchange as of February 4, 2008. Assuming that all of these Eligible Options are surrendered for cancellation and the New Options were granted with an exercise price of $1.35, the Company would be required to grant New Options to purchase 2,485,451 shares of common stock, of which 597,545 shares would be available due to the return to the 2005 Plan of that number of shares for future issuance as a result of the exchange. Including the returned shares discussed in the prior sentence, there would be a total of 1,928,385 shares available for future issuance under the 2005 Plan as of February 4, 2008. As a result, in order to implement the Stock Option Exchange Program, assuming Eligible Options are those with exercise prices equal to or in excess of $5.23 and that the New Options were granted with an exercise price of $1.35, the Company would require an increase in the number of shares available for future issuance under the 2005 Plan by 557,066 shares. The Board of Directors has proposed that the Company's stockholders approve an increase of 1,200,000 shares under the 2005 Plan because this amount will be sufficient, together with shares to be returned in the exchange and present shares available under the 2005 Plan, to permit the Stock Option Exchange Program to be implemented. This increase in the number of shares will only be used for the Stock Option Exchange Program, and if the Stock Option Exchange Program is not implemented, these shares will not be used for any other purpose. After the Stock Option Exchange Program is completed, the Board will amend the 2005 Plan to reduce the number of shares available under the 2005 Plan by the number of shares that are not used in the Stock Option Exchange Program.

        Effect on Stockholders.    The Company is not able to predict the impact the Stock Option Exchange Program will have on its stockholders because the Company is unable to predict how many or which eligible employees will exchange their Eligible Options. Assuming that the Company would grant New Options to purchase 2,485,451 shares of common stock in the Stock Option Exchange Program, this would result in a net reduction in overhang of 3,011,782 shares, or approximately 2.95% of the common stock outstanding as of February 4, 2008. The actual reduction in the Company's overhang that could result from the Stock Option Exchange Program could differ materially and is dependent on a number of factors, including the actual level of employee participation in the program and the price per share of the Company's common stock at the time of the exchange. Any reduction in overhang may be partially offset by the grant of additional awards under the 2005 Plan as discussed below in Proposal Four.

        New Plan Benefits.    Because participation in the Stock Option Exchange Program is voluntary, the benefits or amounts that will be received by any participant or groups of participants, if the proposal is approved, are not currently determinable. None of the Company's current or former executive officers or current members of the Board of Directors will be eligible to participate in the Stock Option Exchange Program. Assuming that stock options with an exercise price of $5.23 and above are eligible for exchange and the New Options are granted with an exercise price of $1.35 per share, the maximum number of shares underlying Eligible Options that would be canceled would be 5,497,233 and the maximum number of shares underlying the New Options that would be granted would be 2,485,451 shares.

PROPOSAL FOUR—INCREASE IN SHARE RESERVE FOR 2005 STOCK INCENTIVE PLAN

Overview

        The Board of Directors has determined that it would be in the best interests of the Company and its stockholders to amend and restate its 2005 Plan to increase the shares available for issuance under the 2005 Plan by 7,800,000 shares and to make repricings of stock appreciation awards subject to stockholder approval. The additional requested shares represent only 7.6% of the Company's total outstanding shares as of January 15, 2008.

        The Board adopted the 2005 Plan in February 2005 and the stockholders approved the 2005 Plan at the Company's 2005 Annual Meeting. An aggregate of 5,900,000 shares of common stock were initially reserved for issuance under the 2005 Plan. In addition to the increase discussed above under Proposal Three, the Board of Directors has authorized, subject to stockholder approval, an amendment and restatement of the 2005 Plan to increase the number of shares available by 7,800,000 shares and to make repricings of stock appreciation awards subject to stockholder approval. As of January 15, 2008, the Company had outstanding options to purchase 4,208,535 shares and 532,608 shares subject to restricted stock awards under the 2005 Plan, options to purchase 10,261,162 shares under other employee plans and 1,054,921 shares available for future awards under the 2005 Plan. The weighted average exercise price per share of the outstanding options as of January 15, 2008 was $13.06 and the weighted average remaining term of the outstanding options as of January 15, 2008 was 4.60 years. Assuming the Company's stockholders approve Proposal Three, however, the additional shares available for future award under the 2005 Plan as a result of the approval of Proposal Three will be used in the exchange and will be unavailable for additional grants."

Recommendation of the Board of Directors

        The Board recommends that the stockholders vote FOR the amendment and restatement of the 2005 Stock Incentive Plan to increase the number of shares available for issuance under that plan by 7,800,000 shares of common stock and to make repricings of stock appreciation awards subject to stockholder approval.

Reasons for Proposed Increase in Share Reserve

  •
  Shares currently available under the 2005 Plan are insufficient to meet the Company's current needs based on the Company's historical burn rate and anticipated hiring and retention needs, including the adoption of a long-term incentive plan for the Company's executive officers and other key employees. Since its 2005 fiscal year, when the Company's stockholders approved the 2005 Plan, the Company has granted options to purchase 2,579,194 shares in fiscal year 2005, that represented approximately 2.59% of its then outstanding common stock, and options to purchase 2,359,509 shares in fiscal year 2006, that represented approximately 2.35% of its then outstanding common stock. In fiscal year 2007, the Company has granted options to purchase 3,741,010 shares of its common stock, which represents approximately 3.7% of its outstanding common stock, as a result of its normal hiring and retention needs as well as a substantial change in the Company's management. The increase in the number of shares subject to options granted in the last fiscal year is due to the Company's need to attract and retain executives in connection with the reconstitution of the Company's management team during fiscal year 2007. Specifically, the Company engaged a new chief executive officer, a new chief financial officer, and a new senior vice president-worldwide field operations and marketing, together with other key officers and employees, during the fiscal year. Because there were not sufficient shares available in the 2005 Plan to make all of these grants, the Company made several of the grants to its new executives outside of the 2005 Plan. As of January 15, 2008, there were 1,054,921 shares available for future issuance pursuant to future awards under the 2005 Plan. If the

    Company's stockholders approve Proposal Three and a Stock Option Exchange Program is implemented, the Company will have no shares available for issuance under the 2005 Plan if all Eligible Options are tendered by eligible employees for exchange. In addition, in response to the non-binding pay-for-superior-performance stockholder proposal approved at the Company's 2007 Annual Meeting, the Board is considering and intends to adopt a long-term incentive plan under the 2005 Plan for its executive officers and key employees which would require approximately 2,800,000 shares. Any such plan will include provisions which base the vesting of equity incentive awards on the Company's achievement of certain financial metrics which reflect superior financial performance by the Company when measured against selected peers. For further description of the long-term incentive plan that is currently under consideration, see the discussion below under "New Plan Benefits" under this Proposal Four. The Company needs the additional shares under the 2005 Plan to meet its anticipated hiring and retention needs and to motivate its current executives and employees.

  •
  Stock-based incentive compensation encourages and rewards employee performance while aligning the Company's employees' interests with those of its stockholders. The Company believes that stock-based compensation encourages and rewards employee performance by increasing the value of their compensation if the Company's stock performance improves. This results in employees being motivated to increase the Company's share price, even when restricted shares or restricted share units are granted. Vesting requirements further encourage long-term retention, which is beneficial to the growth and success of the Company. The Company needs additional shares to ensure that it has the continued ability to use equity compensation to motivate existing high performing employees, hire additional employees and align its employees' interest with those of its shareholders.

  •
  The Company's ability to attract, motivate and retain qualified, high-performing employees could be compromised without an increase in shares available for issuance under the 2005 Plan. Many of the Company's employees view equity incentives as a key aspect of their compensation. The Company currently grants restricted stock units and/or stock options to new employees, upon the promotion of certain existing employees, and on an annual supplemental basis to existing employees. Based on its historical burn rate, the Company does not currently have enough shares available for issuance under the 2005 Plan to enable it to make sufficient equity compensation grants through the 2008 fiscal year. As a result, the Company may lack the ability to attract and retain the best available personnel for positions of substantial responsibility and offer equity compensation that is commensurate with that of the Company's peers and competitors.

2005 Stock Incentive Plan

        A general description of the principal terms of the 2005 Plan as proposed to be amended is set forth below. This description is qualified in its entirety by the terms of the Amended and Restated 2005 Stock Incentive Plan, a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

        Purpose.    The purpose of the 2005 Plan is to provide the Company's employees, directors and consultants, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of the Company's common stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

        Shares Reserved for Issuance under the 2005 Plan.    If this Proposal Four is approved by the stockholders, a total of 7,800,000 additional shares of common stock will be reserved for issuance under the 2005 Plan in addition to the amount approved in connection with the Stock Option Exchange

Program in Proposal Three, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of the Company. Any shares of common stock issued in connection with the exercise of options or stock appreciation rights shall be counted against this limit as one share for every one share issued in connection with the exercise of options or stock appreciation rights. However, any shares of common stock issued in connection with awards other than options and stock appreciation rights shall be counted against this limit as 1.40 shares for every one share issued in connection with awards other than options and stock appreciation rights. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant's commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 350,000 shares.

        Administration.    The 2005 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the "Administrator"), defined as the Board or one or more committees designated by the Board. The 2005 Plan is administered by the Compensation Committee. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code.

        Terms and Conditions of Awards.    The 2005 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as "awards"). Stock options granted under the 2005 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2005 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

        Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the Company's common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth above), to approve award agreements for use under the 2005 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to construe and interpret the terms of the 2005 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2005 Plan as the Administrator deems appropriate.

        Each award granted under the 2005 Plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a nonqualified stock option. To the extent that the aggregate fair market value of shares of the Company's common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options.

        The term of any award granted under the 2005 Plan may not be for more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program adopted by the Company. There are currently no deferral programs under the 2005 Plan.

        The 2005 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of all other awards granted under the 2005 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

        The 2005 Plan provides that (i) any reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2005 Plan shall be subject to stockholder approval and (ii) canceling any option or stock appreciation right awarded under the 2005 Plan at a time when its exercise price or base appreciation amount, as applicable, exceeds the fair market value of the underlying shares in exchange for another award shall be subject to stockholder approval.

        Under the 2005 Plan, the Administrator may establish one or more programs under the 2005 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2005 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

        Termination of Service.    An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2005 Plan terminates continuous service with the Company, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

        Transferability of Awards.    Under the 2005 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will or by the laws of descent or distribution and to the extent provided in the award agreement. The 2005 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

        Section 162(m) of the Code.    The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant's commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company's capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company's principal executive officer and the three other most highly compensated officers of the Company. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the Company's common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

        For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 350,000 shares. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The 2005 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share.

        Change in Capitalization.    Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2005 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the common stock of the Company, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company or (iii) as the Administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

        Corporate Transaction.    Effective upon the consummation of a corporate transaction (as defined in the 2005 Plan), all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction.

        Change in Control.    In the event of a change in control (as defined in the 2005 Plan), the Administrator shall have the discretion to provide that outstanding awards shall automatically become fully vested and exercisable for all or a portion of the shares at the time represented by the award, immediately prior to the specified effective date of such change in control.

        Amendment, Suspension or Termination of the 2005 Plan.    The Board may at any time amend, suspend or terminate the 2005 Plan. The 2005 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the 2005 Plan in such a manner and to such a degree as required.

Federal Income Tax Information

        The following summary of the federal income tax consequences of 2005 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

        Nonqualified Stock Options.    The grant of a nonqualified stock option under the 2005 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise.

        This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant's total compensation is deemed reasonable in amount. Any gain or loss on the participant's subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

        Absent special limitations on exercisability, in the event a nonqualified stock option is granted with an exercise price that is below fair market value or is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest.

        Incentive Stock Options.    The grant of an incentive stock option under the 2005 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

        If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant's total compensation is deemed reasonable in amount.

        The "spread" under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant's alternative minimum tax liability exceeds such participant's regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

        In the event an incentive stock option is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

        Restricted Stock.    The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes.

        The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant's total compensation is deemed reasonable in amount. Any gain or loss on the recipient's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

        Recipients of restricted stock may make an election under Section 83(b) of the Code ("Section 83(b) Election") to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

        Stock Appreciation Rights.    Recipients of stock appreciation rights ("SARs") generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of an SAR. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

        The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant's total compensation is deemed reasonable in amount.

        A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

        Restricted Stock Units.    Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

        The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant's total compensation is deemed reasonable in amount.

        Dividends and Dividend Equivalents.    Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the individual's total compensation is deemed reasonable in amount.

        Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

New Plan Benefits

        The Company's executive officers and directors have an interest in the approval of the amendment to the 2005 Plan because it relates to the issuance of equity awards for which they may be eligible. Because the Compensation Committee has the discretion to grant awards, it is not possible as of the date of this Proxy Statement to determine future awards that will be received by executive officers and other employees under the 2005 Plan. The following table sets forth information with respect to options and restricted stock awards granted under the 2005 Plan since November 1, 2006 to the current and former executive officers and current directors of the Company:

Name and Position	Options Granted	Weighted Average Exercise Price	Restricted Stock Awards Issued
Lavi Lev President and Chief Executive Officer	1,000,000	$5.33	200,000
David Ranhoff Former President and Chief Executive Officer	0	$0	0
Kevin Eichler Chief Financial Officer	0	$0	50,000
Joy Leo Former Chief Financial Officer	0	$0	50,000
John Batty Former Chief Financial Officer	50,000	$5.33	0
Amir Aghdaei Vice President, Worldwide Field Operations	0	$0	50,000
Ofir Baharav Former Vice President Products	45,000	$5.33	0
Patrick Brady Senior Vice President, Engineering	0	$0	40,000
Rance Hale Senior Vice President Manufacturing	45,000	$5.33	0
Bryan Hoadley Former Senior VP, Worldwide Field Operations	60,000	$5.33	0
Byron Milstead Senior Vice President and General Counsel	50,000	$5.33	90,000
David House Chairman of the Board	126,000	$5.0158	0
Richard Beyer Director	16,000	$3.8075	0
Henk Evenhuis Director	16,000	$3.8075	0
Lori Holland Director	16,000	$3.8075	0
Jon Tompkins Director	16,000	$3.8075	0

Bruce Wright Director	16,000	$3.8075	0
Ping Yang Director	28,000	$3.3643	0
Irwin Pfister Director	32,000	$2.19	8,000

        The following table sets forth information with respect to options granted outside of any formal plan since November 1, 2006:

Name and Position	Options Granted(1)	Weighted Average Exercise Price
Kevin Eichler Chief Financial Officer	400,000	$2.26
Joy Leo Former Chief Financial Officer	250,000	$3.47
Amir Aghdaei Vice President Worldwide Field Operations and Marketing	270,000	$2.2690
Patrick Brady Senior Vice President, Engineering	200,000	$3.47

    (1)
    The options include those in the table listing all grants in FY07 to Officers and Directors.

        In addition, in response to the non-binding pay-for-superior-performance stockholder proposal that was approved at the Company's 2007 Annual Meeting, the Board of Directors is considering and intends to adopt a long-term incentive plan in which the Chief Executive Officer, his executive direct reports and other individuals as designated by the Chief Executive Officer, as approved by the Board, will participate. This long-term incentive plan would have a three year performance period beginning in fiscal year 2008 and ending at the end of fiscal year 2010. Grants would be made in restricted stock or restricted stock units with restrictions lapsing upon achievement of certain metrics, including a designated change in the Company's percentage change in earnings as a percentage of revenue as compared to the earnings as a percentage of revenue of a group of peers and percentage change in market share as measured relative to a peer group of companies and continued employment of the individual through fiscal year 2010. Vesting of the restricted stock or restricted stock units would occur only for performance which is superior to or exceeds that of the Company's peer group.

PROPOSAL FIVE—STOCKHOLDER PROPOSAL REGARDING
PAY-FOR-SUPERIOR-PERFORMANCE

        William C. Thompson, Jr., Comptroller of the City of New York, whose address is The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, on behalf of the New York City Employees' Retirement System, the New York City teachers' Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System (the "Systems"), has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring this proposal before the 2008 Annual Meeting of Stockholders. Mr. Thompson has advised the Company that each of the Systems intends to hold more than $2,000 of the Company's common stock through the date of the Annual Meeting. The Systems' proposal and their related supporting statement are followed by a recommendation and a statement from the Board. The Board disclaims any responsibility for the content of the proposal and the statement in support of the proposal.

        Resolved: That the shareholders of Credence Systems Corporation request that the Board of Director's Executive Compensation Committee establish a pay-for-superior-performance standard in the Company's executive compensation plan for senior executives ("Plan"), by incorporating the following principles into the Plan:

  1.
  The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company's performance exceeds its peers' median or mean performance on the selected financial criteria;

  2.
  The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company's performance exceeds its peers' median or mean performance on the selected financial and stock price performance criteria; and

  3.
  Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

        Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

        We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company's performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

        We believe the Company's Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company's performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

BOARD OF DIRECTORS' STATEMENT WITH RESPECT TO THE PROPOSAL

        The Board and the Compensation Committee (the "Committee") strongly support the concept of performance-based executive compensation and have designed a compensation program that ties a significant portion of senior executives' compensation to Company performance and personal achievement of challenging performance goals. After careful consideration, the Board believes that the stockholder proposal (the "Proposal") to require the Committee to establish a pay-for-superior-performance standard by using the performance of peer companies rather than the Company's performance to determine the amount of payments under the Company's performance based compensation plans for senior executives may ignore the following relevant considerations:

  1.
  We believe strongly in, and have a long history of, providing the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is our objective to make a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in Credence's industry, (ii) semi-annual variable performance awards payable in cash and with the majority of award based on the Company's achievement of operating income targets and the balance based on management-based objectives, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary. A detailed analysis of the Company's compensation philosophy and objectives may be found under "Compensation Committee Report" in this Proxy circular and Proxy statement. In addition, in response to this pay-for-superior-performance stockholder proposal that was approved at the Company's 2007 Annual Meeting, the Board and Committee is considering and, subject to stockholder approval of Proposal Four-Increase in Share Reserve for 2005 Stock Incentive Plan, intends to adopt a long-term incentive plan in which the Chief Executive Officer, his executive direct reports and other individuals as designated by the Chief Executive Officer, as approved by the Board, will participate. This long-term incentive plan would have a three year performance period beginning in fiscal year 2008 and ending at the end of fiscal year 2010. Grants would be made in restricted stock or restricted stock units with restrictions lapsing upon achievement of certain metrics, including a superior change in the Company's percentage change in earnings as a percentage of revenue as compared to the earnings as a percentage of revenue of a group of peers and percentage change in market share as measured relative to a peer group of companies and continued employment of the individual through fiscal year 2010. Vesting of the restricted stock or restricted stock units would occur only for performance which is superior to or exceeds that of the Company's peer group.

  2.
  Total compensation must be competitive to attract the best talent to Credence; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value. Senior executives are effectively motivated when their performance-based compensation is directly tied to Credence's performance and not to the performance of peer companies over which Credence's senior executives have no control. Compensation plans that would pay nothing for outstanding performance that merely matched the performance of Credence's peer companies would not accomplish these purposes. Furthermore, the Board does not agree that executives should be awarded an incentive bonus solely because certain financial measures of the Company exceed peer group performance. Conversely, executives may be doing an extraordinary job in the face of unique business challenges, but still not succeed in lifting the Company's performance above the peer group average. Under incentive compensation indexed to peer group performance, such extraordinary performance would not be recognized. Moreover, peer group performance can be impacted by many factors that may not provide comparability, possibly leading to inequitable consequences.

  3.
  The Committee is composed entirely of independent directors and devotes substantial time and attention throughout the year to executive compensation matters, including periodic reviews with independent third party consultants, to align compensation with stockholder interest and to further corporate goals and strategy. The independent directors need discretion to be able to perform their role effectively. The Proposal may put an undue constraint on the independent directors' ability to exercise judgment and may place the Company at a competitive disadvantage.

  4.
  A significant portion of the Company's long-term incentive compensation program consists of stock options. The holders realize economic benefit only to the extent that Credence's stock increases in value. Therefore, the Board believes that the equity component of our executive incentive program is appropriately performance-based and aligns the interest of the executives with that of our stockholders.

        After careful consideration, the Board believes that the Proposal, if binding and implemented without regard to the foregoing considerations, may restrict the Committee's choice of compensation alternatives as the Proposal could unduly constrain the Committee's ability to respond to market trends and to tailor compensation incentives to the Company's business goals. The Board believes that Credence's current and contemplated performance-based compensation programs adequately and directly align performance and pay and have been a strong contributing factor to the Company's success over the years, providing real value to its stockholders. The Board believes that it is in the best interests of stockholders to give the Committee the flexibility and discretion to use performance-based compensation and equity incentive tools as appropriate based on the circumstances and information available at the time. Notwithstanding these concerns, due to the non-binding nature of the Proposal and the Board and Committee's intentions to increasingly incorporate pay-for-superior-performance metrics in certain of the Company's compensation programs, the Board believes that adoption of the Proposal is not detrimental to the long-term best interests of the Company's stockholders.

Recommendation of the Board

        The Board of Directors recommends a vote "FOR" the Proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted "FOR" the Proposal unless a stockholder indicates otherwise in voting the proxy.

OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of December 31, 2007 unless otherwise noted, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director, (iii) the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Wells Fargo & Company(2) 420 Montgomery Street San Francisco, CA 94163	10,033,265	9.8%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	9,757,407	9.5%
Barclays Global Investors, NA(4) 45 Fremont St., 17th Floor San Francisco, CA 94105	9,066,114	8.9%
CitiGroup Global Markets(5) 390-388 Greenwich Street New York, NY 10013	8,053,600	7.9%
Dimensional Funds Advisors, LP(6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	8,103,274	7.9%
Renaissance Technologies Corporation and James H. Simons(7) 800 Third Avenue, 33rd Floor New York, NY 10022	8,012,100	7.8%
Deutsche Bank AG(8) Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	5,763,669	5.6%
Amir Aghdaei(1)	83,750	*
Ofir Baharav(2)	0	*
John Batty(3)	275,000	*
Richard M. Beyer(4)	47,000	*
Patrick Brady(5)	37,500	*
Henk J. Evenhuis(6)	126,750	*
Rance Hale(7)	83,207	*
Lori Holland(8)	29,250	*
Dave House(9)	191,500	*

Joy E. Leo(10)	96,875	*
Lavi Lev(11)	479,600	*
Byron W. Milstead(12)	244,250	*
David Ranhoff(13)	1,083,763	1.06%
Jon D. Tompkins(14)	112,000	*
Bruce R. Wright(15)	47,000	*
Ping Yang(16)	6,250	*
All current directors and executive officers as a group (13 persons)(17)	1,534,707	1.47%

*
Less than one percent (1%) of the outstanding Common Stock

(1)
Percentage of ownership is based on 102,241,058 shares of Common Stock Outstanding on December 31, 2007, as adjusted to include all options exercisable as of December 31, 2007 and exercisable within 60 days after that date which are held by that particular stockholder and that are included in the first column.

(2)
Pursuant to a Schedule 13G/A filed on January 22, 2008 with the Securities and Exchange Commission, Wells Fargo and Co. reported that as of December 31, 2007 it had sole voting power over 9,956,166 shares and sole dispositive power over 10,032,682 shares. In addition, the filing indicated that Wells Fargo Capital Management Incorporated had sole voting power over 1,929,929 shares and sole dispositive power over 9,865,146 shares and that Wells Fargo Funds Management, LLC had sole voting power over 8,025,737 shares and sole dispositive power over 167,536 shares.

(3)
Pursuant to a Schedule 13G jointly filed between FMR LLC and Edward C. Johnson 3d, filed on February 14, 2008 with the Securities and Exchange Commission, FMR and Mr. Johnson reported that as of December 31, 2007, they had sole voting power over 0 shares and sole dispositive power over 9,757,407 shares.

(4)
Pursuant to a Schedule 13G filed on February 5, 2008 with the Securities and Exchange Commission, Barclays Global Investors NA reported that as of December 31, 2007, it had sole voting power over 7,022,155 shares and sole dispositive power over 7,022,155 shares and Barclays Global Fund Advisors had sole voting power over 1,638,138 shares and sole dispositive power over 1,638,138 shares.

(5)
Pursuant to a Schedule 13D/A filed on January 4, 2007 with the Securities and Exchange Commission, NPTest Holding, L.L.C. reported the sale of 8,053,600 shares to CitiGroup Global Markets.

(6)
Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008, Dimensional Fund Advisors, LP reported that it had sole voting power over 5,035,799 shares and sole dispositive power over 5,035,799 shares.

(7)
Pursuant to a Schedule 13G/A filed jointly between Renaissance Technologies Corporation and James H. Simons with the Securities and Exchange Commission on February 13, 2007, Renaissance Technologies Corporation and Mr. Simons reported that as of December 31, 2007, they had sole voting authority over 8,012,100 shares and sole dispositive power over 8,012,100 shares.

(8)
Pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2008, Deutsche Bank AG reported as of December 31, 2007, that it had sole voting authority over 5,763,669 shares and sole dispositive power over 5,763,669 shares.

(9)
Includes 50,000 shares of restricted stock and 33,750 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(10)
This executive officer terminated his employment with the company on April 2, 2007 and currently does not have any exercisable options.

(11)
This executive officer terminated his employment with the company on June 18, 2007. Under his employment agreement with the Company, he has one year to exercise his shares post-termination. Therefore, he has 275,000 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(12)
Includes 47,000 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(13)
Includes 37,500 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(14)
Includes 122,750 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(15)
Includes 22,988 shares of restricted stock and 58,219 shares under stock options exercisable within sixty days after December 31, 2007.

(16)
Includes 28,500 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(17)
Includes 81,500 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(18)
Includes 50,000 shares of restricted stock and 46,875 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(19)
Includes 200,000 shares of restricted stock and 250,000 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(20)
Includes 90,000 shares of restricted stock and 154,250 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(21)
In accordance with his employment agreement, this executive's salary extension period terminated as of December 31, 2007. He has one year from the termination of this extension period to exercise his shares. Therefore, he has 1,083,763 shares under stock options exercisable within 60 days after December 31, 2007. Any holdings in Credence common stock other than his options as reported as 1,083,763 shares in this table is unknown.

(22)
Includes 107,000 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(23)
Includes 47,000 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(24)
Includes 6,250 shares under stock options exercisable within sixty (60) days after December 31, 2007.

(25)
Includes 1,011,719 shares under stock options exercisable within sixty (60) days after December 31, 2007.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS FOR OFFICERS

Compensation Objectives

        Our executive compensation program is intended to enable us to attract, retain and motivate highly-qualified executives and to align their compensation with the Company's short- and long-term objectives and financial performance. Our program is designed to achieve these objectives by:

  •
  providing total compensation that is competitive with other companies in our industry;

  •
  linking variable compensation to both corporate and individual performance; and

  •
  aligning management interests with stockholder interests by substantially tying executive compensation to the creation of long-term shareholder value.

Compensation Process

        Executive compensation decisions at the Company are made by the Board upon recommendation of the Compensation Committee. Our Compensation Committee annually reviews and evaluates the compensation paid to our Chief Executive Officer, and determines the base salary, target variable compensation and the equity-related grants for our Chief Executive Officer, subject to the approval of the Board of Directors. Our Compensation Committee also annually reviews and approves the compensation of our other executive officers based on recommendations made by the Chief Executive Officer. During the year, changes are occasionally made to individual compensation packages due to a change in the executive's position, responsibilities or role or for other reasons as the Compensation Committee may determine.

        In determining the total compensation for each executive, the Compensation Committee considers the specific recommendations of the Company's Chief Executive Officer, input from the outside compensation consultants that the Compensation Committee may engage from time to time, and the Compensation Committee's own assessment of the executive's performance, the executive's expectations and other factors it deems relevant. The Chief Executive Officer's recommendations to the Compensation Committee typically include a discussion of the role and responsibilities of the executive, the performance of the executive, the expected future contributions of the executive, the executive's own expectations and competitive and market considerations. Although the Chief Executive Officer makes recommendations regarding the executive officers, he does not participates in the discussions concerning or makes recommendations regarding his own compensation.

        To assist the Compensation Committee in assessing and determining competitive compensation packages and analyzing compensation trends and data in our industry, the Compensation Committee engages compensation consultants from time to time. During the fiscal year ended November 3, 2007, the Compensation Committee engaged Radford Surveys + Consulting (Radford) as its outside compensation consultant on general compensation matters, and engaged Navigant Consulting in connection with the design of a proposed long-term equity incentive program, as discussed below.

        For the fiscal year ended November 3, 2007, Radford provided the Compensation Committee with information about market trends in executive compensation, general information on compensation practices at other companies, specific data on the compensation paid to executives at peer companies, recommendations on the structure and components of our compensation programs and specific recommendations on individual compensation packages.

        Generally we target compensation for our executive officers at a range of percentiles of a peer group of companies with similar job responsibilities, as determined by the Compensation Committee. The Compensation Committee makes the determination as to the specific percentile based on the following factors: each individual's job responsibilities, tenure, experience level, individual performance, the amount and nature of other compensation (including equity compensation allocated to the executive, changes in job responsibilities and market practice, and the executive's own expectations. The compensation of our Chief Executive Officer is presently slightly below the 50th percentile of the peer group and other executive compensation ranges from the 50th percentile to slightly above the 75th percentile of the peer group.

        Radford benchmarks the total compensation for our executives relative to approximately 27 peer companies. The peer group list is reviewed annually and is based on discussion among Radford, the Company's management and the Compensation Committee. In general, these peer companies were selected because they develop and sell semiconductor capital equipment, instruments or related products in markets identical or similar to those address by the Company. Some of these peers vary in market capitalization and revenue from the Company. The Compensation Committee believes, however, that the peer group represents a group of companies with which the Company competes for highly-qualified executives and other personnel. Our peer companies for the fiscal year ended November 3, 2007 were:

Advanced Energy Industries, Inc.	Coherent Inc.	LTX Corporation

Aeroflex Incorporated	Cree, Inc.	MKS Instruments, Inc.

AMI Semiconductor, Inc.	Cymer, Inc.	National Instruments Corporation

Analogic Corporation	Electro Scientific Industries, Inc.	Photronics, Inc.

Asyst Technologies Inc.	Entegris, Inc.	Tektronix, Inc.

ATMI, Inc.	FEI Company	Ultratech, Inc.

Axcelis Technologies, Inc.	FormFactor, Inc.	Varian Semiconductor Equipment Associates, Inc.

Brooks Automation, Inc.	Integrated Device Technology, Inc.	Veeco Instruments Inc.

Cirrus Logic, Inc.	Kulicke and Soffa Industries, Inc.	Verigy Ltd.

        Radford reports its findings and recommendations to the Compensation Committee and Radford's representatives participate in Compensation Committee meetings at the request of the Compensation Committee.

Executive Compensation Elements

        During the fiscal year ended November 3, 2007, our executive compensation was comprised of four elements:

  •
  base salary;

  •
  variable compensation based on cash incentive programs;

  •
  equity-based incentives; and

  •
  perquisites and other benefits.

        Weighting of Elements.    The use and weight of each compensation element is based on a subjective determination by our Compensation Committee of the importance of each element in meeting our overall compensation goals. In general, we seek to place an [a significant] amount of each executive's total potential compensation "at risk" based on corporate, individual and [stock price performance]. Variable compensation elements include cash incentive programs and non-cash equity-based incentives. Equity-based incentive compensation elements include option and restricted stock grants. Stock options are used to create long-term incentives for growing stockholder value and also serve as a retention mechanism for highly-valued executives. Restricted stock grants provide an incentive similar to options, but also provide retention value even without significant stock price appreciation. In general, the Compensation Committee's intention is to be competitive with our peer companies in making equity-based grants. In determining the scale of these grants, the Compensation Committee takes into account peer data with respect to the size of grants, the percent of equity of the Company that such grants represent and the valuation and accounting expense to be incurred by the Company in connection with such grants.

Base Salary

        The Compensation Committee generally reviews and approves base salaries for executives annually and in connection with significant changes in their responsibilities. Generally we target compensation for our executive officers at a range of percentiles of a peer group of companies with similar job responsibilities, as determined by the Compensation Committee. The Compensation Committee makes the determination as to the specific percentile based on the following factors: each individual's job responsibilities, tenure, experience level, individual performance, the amount and nature of other compensation (including equity compensation allocated to the executive, changes in job responsibilities and market practice, and the executive's own expectations. Adjustments to an executive's salary may be made when the Compensation Committee deems appropriate to reflect competitive market factors and the other factors described above. During the fiscal year ended November 3, 2007, the Company reconstituted the Company's executive management team, hiring a new Chief Executive Officer, a new Chief Financial Officer, a new Senior Vice President-Engineering and a new Senior Vice President-World-wide Field Operations and Marketing. The base salaries established for these executives were established consistent with our overall compensation philosophy described herein.

        The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. See "—Summary Compensation Table." We believe that the base salary paid to our executive officers during fiscal 2007 achieves our executive compensation objectives and compares favorably to our peers.

Cash Incentive Plans

        During the fiscal year ended November 3, 2007, the Compensation Committee established cash incentive plans in which the Company's executives participated during each of the first and second halves of the 2007 fiscal year. Under the cash incentive plan adopted by the Compensation Committee for the first half of the fiscal year, the amount of the incentive payment that could be earned by an executive was based (a) on the individual executive's incentive bonus target, expressed as a percentage of the executive's base salary, (b) the individual executive's functional group's performance during the period expressed as a percentage of achievement of quarterly objectives, or MFRs, With respect to the quarterly objectives, the quarterly objectives for the Chief Executive were negotiated by the Chairman of the Compensation Committee and the Chairman of the Board and approved by the Board, and quarterly objectives for all other officer were established by the Chief Executive Officer. (c) the achievement of operating income financial objectives established by the Board of Directors. With respect to the financial objectives, incentives under the first half plan could only be earned if the Company achieved operating income of at least $5 million, in which event the plan would fund at 33%. Incentives of 100% of target could be earned if the Company achieved operating income of approximately $19 million. The Company's Chief Executive Officer's, Chief Financial Officer's, and Senior Vice President and General Counsel's incentives were based on the achievement by the Company of the corporate group MFRs, which included objectives during the first quarter relating to profitable financial growth and cash generation, market share growth, release of quality products, improvements in operational efficiency, and growth and development of employees. Second quarter corporate objectives included objectives relating to financial goals, improvement of business processes, personnel development, customers, target market activities and customer service improvements. Distinct objectives were also established for the Manufacturing, Products and Field Operations Groups. The following table sets forth the incentive targets for the named executive officers employed by the Company during the first half of the fiscal year who were eligible to participate in the first half plan, the MFR achievement scores for their functional groups and incentives paid to the executive under the first half plan:

Name	Target Incentive	MFR Achievement Percentage	Incentive Payment(1)
Lavi A. Lev President and Chief Executive Officer	$186,550	80.75%	$0	(2)

John C. Batty Former Chief Financial Officer	$85,500	80.75%	$0	(3)

Rance Hale Sr. VP, Manufacturing Operations	$83,104	94.55%	$42,978

Byron Milstead Sr. VP and General Counsel	$60,800	80.75%	$29,142

Ofir Baharav Former VP Products	$72,000	82%	$0	(4)

Bryan Hoadley Former VP Worldwide Field Operations	$75,000	86%	$0	(5)

(1)
The incentive plan funded at approximately 57.2%.

(2)
Mr. Lev elected to waive payment of his incentive payment in the amount of $89,593.

(3)
Mr. Batty's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the plan.

(4)
Mr. Baharav's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the plan.

(5)
Mr. Hoadley's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the plan.

        During the second half of the fiscal year, the amount of the incentive payment that could be earned by an executive was based (a) on the individual executive's incentive target, (b) the individual executive's performance during the period expressed as a percentage of achievement of second half management MFRs and (c) the achievement by the Company of GAAP net income financial targets established by the Board. With respect to the objectives, the objectives for the Chief Executive were negotiated by the Chairman of the Compensation Committee and the Chairman of the Board and approved by the Board, and objectives for all other officer were established by the Chief Executive Officer. With respect to the financial targets set by the Board for the second half plan, incentives could not be earned under the plan unless the Company's GAAP net income (before taxes and excluding extraordinary transactions or items not in the ordinary course of business) exceeded $3.5 million at which income level incentives would be paid at up to 17% of target. Under the plan, incentives of 100% of target could be earned if GAAP net income of approximately $21.5 million was achieved. MFRs were established for each of the named executive officers by the Compensation Committee. The Chief Executive Officer's MFRs for the second half of the fiscal year included objectives relating to financial goals, improvement of business processes, development of personnel, increased presence in target markets and customer service. Each named executive had distinct personal objectives. The following table sets forth the incentive targets for the named executives employed by the Company during the second half of the fiscal year who were eligible to participate in the second half plan, their MFR achievement percentage and incentives paid to the executive under the second half plan:

Name	Target Incentive	MFR Achievement Percentage	Incentive Payment
Lavi A. Lev President and Chief Executive Officer	$250,000	80%	$118,322

Joy E. Leo Former Chief Financial Officer	$97,500	70%	$38,917

Rance Hale Sr. VP, Manufacturing Operations	$83,104	78%	$36,438

Byron Milstead Sr. VP and General Counsel	$62,500	74%	$26,374

Patrick J. Brady Sr. VP Engineering	$90,000	64%	$32,847

        The Compensation Committee believes that these plans motivated and rewarded executives to achieve both corporate financial and non-financial corporate objectives, as well as individual objectives. The committee also believes that the personal targets and financial goals established in the plans are challenging to achieve for the Company's executives. The percentage of cash incentive compensation paid under the first and second half plans to all Company employees was approximately 57.2% and 38.4% of target, respectively.

        The Committee has approved a cash incentive compensation plan for the Chief Executive Officer and certain of his direct reports for the fiscal year ending November 1, 2008. Under the terms of the plan, incentives will be earned based on (a) the individual executive's target incentive, (b) the individual executive's performance during the period expressed as a percentage of achievement of annual management objectives or MFRs, and (c) the achievement by the Company of certain financial objectives set forth in the Company's annual operating plan, including achievement of revenue and operating income targets. Under the fiscal 2008 plan, incentive achievement is weighted 80% to achievement of Company financial targets and 20% to achievement of personal objectives or MFRs.

        The cash incentives awarded to our named officers under the fiscal 2007 plans are set forth below in the Summary Compensation Table. See "—Summary Compensation Table." We believe that the cash incentives paid to our named executive officers during fiscal 2007 achieves our executive compensation objectives and compares favorably to our peers.

Equity Incentive Plan

        The Compensation Committee believes that equity-based incentives represent an opportunity to directly align the interests of management with the long-term creation of stockholder value. In determining the appropriate scale of equity awards to grant to an executive, the Compensation Committee considers information regarding grants to comparable personnel at the Company's peers, awards previously granted to each individual, each individual's accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the individual's outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution and total accounting expense.

        Options.    The Company's traditional primary long-term incentive compensation has been the granting of stock options. Stock options offer the possibility of significant gains if our stock appreciates, but provide no value and little incentive if our stock price declines. Although we now believe that restricted stock should play a more prominent role in a comprehensive program of equity awards for the reasons identified in the discussion of such awards below, the Compensation Committee expects to continue to make stock option grants as an important means of aligning the interests of our executive officers and stockholders, as well as creating long-term stockholder value. In addition, stock options from the Company's 2005 Stock Incentive Plan are granted from the plan on a 1:1 ratio in contrast to shares of restricted stock which are charged against eligible shares under the plan at a 1.4:1 ratio.

        We have traditionally granted stock options to our executives at the time of their initial hiring and once during each fiscal year in connection with the annual comprehensive compensation review. In addition, it is our practice, when grants are approved during any period when our insider trading policies preclude executives and the Board from trading in the Company's securities, to make such grants effective on that date when trading in the Company's securities is permitted, typically on the second business day after our quarterly earnings releases. During the fiscal year ended November 3, 2007, we made annual options grants to executives on December 12, 2006. During the 2007 fiscal year, we additionally made option grants to new members of our executive management team in connection with their hiring. These options are customarily granted on the day the employee commences employment if made during an open trading period under our insider trading policy or on that date when trading is permitted if the employment commences during a closed trading period. Options granted under our stock option plan and inducement stock options have exercise prices of 100% of the fair market value of our common stock on the date of the option grant.

        Restricted Stock.    Our equity-based awards also take the form of restricted stock. During fiscal year 2007, we increasingly shifted toward granting restricted stock to our executives and employees instead of stock options. We believe that restricted stock offers incentives similar to options in that it rewards increases in the market price of our common stock and aligns the interests of executive officers to our stockholders' long-term interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase after the grant date and also subjects executives to the same investment risk experienced by our other stockholders. Because of the perceived value of restricted stock awards, we are able to offer smaller awards than we previously offered in the form of stock options. This has reduced the accounting expense associated with our equity incentive programs. Finally, we believe that restricted stock will be used increasingly by other companies as the primary equity incentives and we will need to offer such incentives to remain competitive in attracting and retaining executives. We granted restricted stock in addition to stock options to each of the executives who we hired during the 2007 fiscal year. In addition, we granted restricted stock to one continuing member of our executive management team during the fiscal year for retention purposes.

        The Compensation Committee presently intends, subject to the Company's stockholders approval of Proposal Five in this Proxy Statement, to approve a long term incentive plan that would have a three year performance period beginning in fiscal year 2008 and ending at the end of fiscal year 2010. Grants would be made in restricted stock with restrictions lapsing upon achievement of certain metrics, including (a) a superior change in the Company's percentage change in earnings as a percentage of revenue as compared to the earnings as a percentage of revenue of a group of competing peers and (b) percentage change in market share as measured relative to a peer group of companies and continued employment of the individual through fiscal year 2010. Vesting of the restricted stock would occur only for performance which is superior to or exceeds that of the Company's competitor peer group.

        Vesting.    All of our equity incentives are subject to vesting. With limited exceptions more fully set forth in the following tables, our stock options typically vest over a four year period, with 1/8th vesting after six months and the balance in 14 equal quarterly installments. Our restricted stock grants typically vest over a three year period, 1/3 annually on each anniversary of the grant date. Any grants of restricted stock or restricted stock units under the contemplated long term incentive plan would have performance based vesting requirements.

        Our equity incentive awards made to our named executive officers are set forth below in the Grants of Plan-Based Awards Table. See "—Grants of Plan-Based Awards." We believe that the equity incentive awards made to our executive officers during fiscal 2007 achieves our executive compensation objectives and compares favorably to our peers.

Post-Termination Compensation

        We have employment agreements and other arrangements with certain of our executive officers, including our named executive officers, to provide severance and other benefits to them upon termination of their employment in some circumstances or in connection with a change of control of our company. In addition, our 2005 Stock Incentive Plan and 1993 Stock Incentive Plan also provide for the accelerated vesting of stock options under certain circumstances. We believe that providing these benefits to our executives allows us to be competitive in the market for executive talent, and also reduces the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of our stockholders. In addition to the written arrangements described below, we retain the discretion to negotiate individual arrangements as the Compensation Committee deems appropriate.

        Arrangements with Lavi A. Lev.    Pursuant to our Executive Employment Agreement, dated March 13, 2007, with Lavi A. Lev, our President and Chief Executive Officer, Mr. Lev will be entitled to receive certain separation benefits in the event of a termination without cause (unrelated to a change in control), including a payment equal to eighteen months of his base pay, acceleration of the vesting of his stock options and restricted stock for a period of eighteen months, and the continuation of benefits for a period of eighteen months. If Mr. Lev were to begin other employment during the eighteen-month post-termination period, he would receive an accelerated lump-sum payment of the remaining severance payments. His eligibility for the severance benefits is conditioned upon him remaining available during the severance period to consult with the Company on matters over which he had responsibility as a Company executive, delivering a release to the Company and agreeing not to compete with the Company during the eighteen-month severance period. Mr. Lev will be entitled to the same severance benefits if his employment is terminated due to his death or permanent disability, or if he resigns for good reason (as defined in his employment agreement) but he will not be entitled to any severance benefits if his employment is terminated for cause. If he terminates his employment for good reason he will not be subject to the foregoing conditions on his receipt of severance benefits. If Mr. Lev's employment is terminated within twelve months following a change of control of our Company (as defined in his employment agreement), he will be entitled to twelve months salary plus 100%of his annual target bonus, payable in twelve equal monthly installments following his termination, accelerated vesting in full of all of his outstanding stock options and restricted stock, and the continuation of benefits for a period of twelve months. If Mr. Lev's employment is terminated without cause within six months prior to a change of control of the Company, he will be entitled to receive, upon the occurrence of the change of control, an amount equal to the difference between 100% of his annual target bonus in effect at the time of the termination and six months' pay at his base salary in effect at the time of his termination. In addition, he will be entitled to receive an amount equal to the difference between the value of his stock options that expired unvested and the value of options that would have been obtained on the change of control.

        Arrangements with David Ranhoff.    Mr. Ranhoff's service as the Company's President and Chief Executive Officer was terminated on December 6, 2006 and his employment with the Company was terminated as of December 31, 2006. Pursuant to the terms of his employment agreement with the Company, as a result of his termination Mr. Ranhoff was entitled to receive:

  •
  An amount equal to one-hundred percent (100%) of his then-current annual base salary payable in equal monthly installments over the twelve (12) month period following the date of his termination;

  •
  An amount equal to one-hundred percent (100%) of his annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of his termination; and

  •
  Continued vesting of his unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of his termination or (b) the date he begins other employment and accepts a grant of stock options.

        Arrangements with Joy E. Leo.    Ms. Leo's resigned from her positon as the Company's Chief Financial Officer on October 31, 2007. Ms. Leo accordingly is not entitled to any benefits under the terms of the Executive Employment Agreement, dated April 13, 2007.

        Arrangements with John C. Batty.    Mr. Batty's service as the Company's Chief Financial Officer was terminated on June 8, 2007. Pursuant to the terms of his employment agreement with the Company, as a result of his termination Mr. Batty was entitled to receive:

  •
  An amount equal to one-hundred percent (100%) of his then-current annual base salary, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

  •
  An amount equal to one-hundred percent (100%) of Mr. Batty's annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

  •
  Continued vesting of Mr. Batty's unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Batty's termination or (b) the date Mr. Batty begins other employment.

        Arrangements with Rance Hale.    While we do not have an employment or severance agreement with Mr. Hale, pursuant to standard Company policy he will be entitled to salary and benefits continuation for a period of six months following his termination. Consistent with the terms of our stock incentive plans, Mr. Hale's stock options and restricted stock will cease vesting upon his termination, and he will be provided 90 days after his termination to exercise vested stock options.

        Arrangements with Byron Milstead.    The Company entered into an executive employment agreement with Byron W. Milstead on May 28, 2004. The terms of the executive employment agreement provide that Mr. Milstead would be employed by the Company in the position of Vice President and General Counsel. Mr. Milstead is entitled to an annual base salary of $198,450 and reimbursement for all reasonable business expenses. Mr. Milstead's current annual base salary is $250,000. Mr. Milstead is eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company.

        Except in situations where the employment of Mr. Milstead is terminated for cause, by death or disability, if Mr. Milstead's employment with the Company is terminated by the Company at any time, Mr. Milstead is entitled to the following, among other things:

  •
  An amount equal to one-hundred percent (100%) of his then-current annual base salary;

  •
  An amount equal to one-hundred percent (100%) of Mr. Milstead's annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

  •
  Continued vesting of Mr. Milstead's unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Milstead's termination or (b) the date Mr. Milstead begins other employment.

        Under certain circumstances following a termination of Mr. Milstead's employment within twelve (12) months following a change of control, Mr. Milstead would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Milstead would be entitled to full acceleration of his unvested stock option shares.

        Arrangements with Patrick J. Brady.    While we do not have an employment or severance agreement with Mr. Brady, pursuant to standard Company policy he will be entitled to salary and benefits continuation for a period of six months following his termination. Consistent with the terms of our stock incentive plans, Mr. Brady's stock options and restricted stock will cease vesting upon his termination, and he will be provided 90 days after his termination to exercise vested stock options.

        Arrangements with Ofir Baharav.    Mr. Baharav's service as the Company's Vice President Products was terminated on April 2, 2007. Pursuant to a written severance agreement we entered into with Mr. Baharav, he was provided with nine months of salary continuation, continuation of benefits through December 31, 2007, payment of $5,000 for legal fees he incurred in connection with negotiating the severance agreement and $7,500 for legal fees incurred in connection with the completion of his filed Permanent Resident application. Mr. Baharav's severance payments were conditioned upon him delivering a general release and providing certain additional transitional services to the Company.

        Arrangements with Bryan Hoadley.    Mr. Hoadley's service as the Company's Vice President Worldwide Field Operations was terminated on April 2, 2007. Pursuant to a written severance agreement we entered into with Mr. Hoadley, he was provided with six months of salary continuation, continuation of benefits through October 31, 2007 and payment of $5,000 for legal fees he incurred in connection with negotiating the severance agreement. Mr. Hoadley's severance payments were conditioned upon him delivering a general release to the Company and providing certain additional transitional services.

        1993 Stock Option Plan and 2005 Stock Incentive Plan.    The Compensation Committee of the Board has the authority as plan administrator of the 1993 Stock Option Plan and the 2005 Stock Incentive Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Company's executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Perquisites and Benefits

        The Company provides perquisites and benefits that it believes are consistent with what peer companies provide. In fiscal 2007, executives were offered benefits that were substantially the same as those offered to all employees. These benefits included a 401(k) plan with $2,000 Company-match, employee share purchase plan and life, medical, dental, vision and disability insurance. In addition, in connection with the hiring or relocation of certain executives, the Company from time to time provides relocation-related benefits. We believe that these perquisites and benefits help us to hire and retain qualified executives and enable them to perform their job responsibilities with fewer distractions. For valuation of perquisites and other benefits provided during fiscal year 2007, see footnote 5 of our "Summary Compensation Table" below.

Accounting and Tax Treatment

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a stockholder-approved plan. The cash compensation paid to the Company's executive officers for the 2007 fiscal year did not exceed the $1 million limit per officer. The Compensation Committee does not expect the total cash compensation to be paid to any of the Company's executive officers for fiscal year 2008 to exceed the $1 million limit. Accordingly, the Compensation Committee has decided not to submit any of the Company's cash incentive bonus plans to stockholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer in the future be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of the Company's non-stockholder approved cash incentive bonus plans. While the stock option grants, and the associated compensation deemed paid by the Company in connection with such grants, made under the Company's 2005 Stock Incentive Plan during the 2007 fiscal year did qualify as performance-based compensation (and therefore not subject to the $1 million limitation), the grants of restricted stock or restricted stock units made under the Company's 2005 Stock Incentive Plan during the 2007 fiscal and the compensation deemed paid by the Company in connection with such grants will, together with the cash compensation paid to the executive officer, be subject to the $1 million limitation.

        The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. According, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

Summary Compensation Table (2007)

        The following table includes information concerning compensation during the fiscal year ended November 3, 2007 earned by:

  •
  Each person who served as our Chief Executive Officer during the last completed fiscal year;

  •
  Each person who served as our Chief Financial Officer during the last completed fiscal year;

  •
  Each of our three other most highly compensated executive officers; and

  •
  Two additional individuals for whom information would have been reported but for the fact that such persons were not serving as executive officers of the Company at the end of the last complete fiscal year.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Nonequity Incentive Plan Awards(4)	All Other Compensation(5)	Total

Lavi A. Lev President and Chief Executive Officer(6)	2007	$440,394	—	$238,591	$670,519	$118,322	$3,926	$1,471,752

David Ranhoff Former President and Chief Executive Officer(7)	2007	$144,620	—	—	$349,759	—	$654,521	$1,144,900

Joy E. Leo Former Chief Financial Officer(8)	2007	$168,750	$120,000	$23,870	$66,804	$38,917	$2,755	$421,096

John C. Batty Former Chief Financial Officer(9)	2007	$188,664	—	—	$98,735	—	$382,761	$670,160

Rance Hale Sr. VP, Manufacturing Operations	2007	$284,575	$25,000	$36,850	$89,679	$36,438	$3,104	$475,646

Byron Milstead Sr. VP and General Counsel	2007	$248,862	—	$14,535	$84,258	$55,516	$3,064	$406,235

Patrick J. Brady Sr. VP Engineering(10)	2007	$155,779	$75,000	$25,455	$53,443	$32,846	$2,699	$345,222

Ofir Baharav Former VP Products(11)	2007	$138,276	—	$24,645	$82,315	—	$140,301	$385,537

Bryan Hoadley Former VP Worldwide Field Operations(12)	2007	$156,944	—	$8,864	$65,247	—	$217,670	$448,725

(1)
Includes amounts deferred under the Credence Systems Corporation Savings and Retirement Plan (401-K plan).

(2)
Represents hiring bonuses. Mr. Hale's hiring bonus was deferred in part until the first anniversary of his hiring.

(3)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended November 3, 2007, in accordance with FAS 123R, of awards pursuant to our 2005 Stock Incentive Plan and prior incentive plans no longer in effect and include amounts from awards granted both in and prior to fiscal year 2007. Assumptions used in the calculation of these amounts are included in Note 7, "Share-Based Compensation" to our audited financial statements for the fiscal year ended November 3, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 17, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Of the amounts listed, $46,399, $44,190, and $41,781 are adjustments due to forfeitures during the fiscal year ended November 3, 2007 for Bryan Hoadley, Ofir Baharav and John Batty, respectively.

(4)
Includes incentives paid under the 1st Half FY07 Incentive Plan and 2nd Half Incentive Plan.

(5)
The amount shown as "All Other Compensation" includes the following perquisites and personal benefits provided by the Company: life insurance, certain medical insurance premiums and in the case of terminated employees, severance payments. For a discussion of such perquisites and other personal benefits, see "Perquisities and Benefits."

(6)
Mr. Lev joined the company as President and Chief Executive Officer on December 6, 2006.

(7)
Mr. Ranhoff's position as President and Chief Executive Officer was terminated on December 6, 2006 and his employment with the Company terminated December 31, 2006.

(8)
Ms. Leo was employed by the Company on April 13, 2007 as Senior Vice President-Finance and became Senior Vice President and Chief Financial Officer on June 8, 2007. Ms. Leo resigned the position of Chief Financial Officer on October 31, 2007 and left the employment of the Company on January 17, 2008.

(9)
Mr. Batty's employment by the Company terminated June 8, 2007.

(10)
Mr. Brady joined the Company as Senior Vice President-engineering on April 16, 2007.

(11)
Mr. Baharav's employment by the Company terminated on April 2, 2007

(12)
Mr. Hoadley's employment by the Company terminated on April 2, 2007.

Name and Principal Position	401-K Contribution(1)	COBRA Health Life Insurance Premium(2)	Relocation Expenses(3)	Income Tax Preparation Assistance(4)	Severance Payment(5)	Automobile Allowance	Commission Payments	Total

Lavi A. Lev President and Chief Executive Officer	$2,000	$1,926	—	—	—	—	—	$3,926

David Ranhoff Former President and Chief Executive Officer	$615	$23,130	—	—	$630,769	—	—	$654,521

Joy E. Leo Former Chief Financial Officer	$2,000	$755	—	—	$0	—	—	$2,755

John C. Batty Former Chief Financial Officer	$2,000	$761	—	—	$380,000	—	—	$382,761

Rance Hale Sr. VP, Manufacturing Operations	$2,000	$1,104	—	—	—	—	—	$3,104

Byron Milstead Sr. VP and General Counsel	$2,000	$1,064	—	—	—	—	—	$3,064

Patrick J. Brady Sr. VP Engineering	$2,000	$699	—	—	—	—	—	$2,699

Ofir Baharav Former VP Products	$1,410	$423	—	—	$138,468	—	—	$140,301

Bryan Hoadley Former VP Worldwide Field Operations	$2,000	$440	$46,435	$25,372	$125,008	$2,552	$15,863	$217,670

(1)
Represents amounts contributed by the Company pursuant to the Credence Systems Corporation Savings and Retirement Plan.

(2)
Represents amounts paid by the Company for excess personal liability insurance coverage.

(3)
Represents amounts reimbursed to the employee to offset relocation expenses.

(4)
Represents amounts paid by the Company on behalf of the executive for the payment of income tax preparation assistance.

(5)
Represents amounts paid after the termination of employment.

Grants of Plan-Based Awards

        The following table presents information on equity awards granted under the 2005 Equity Incentive Plan to our Named Executive Officers during the fiscal year ended November 3, 2007.

		Possible Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)			Maximum ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards(2)

Lavi A. Lev President and Chief Executive Officer	12/11/2006	— —	$ $	186,550 250,000	(3)	$ $	373,100 250,000	200,000	1,000,000	$5.33		$4,049,500

David Ranhoff Former President and Chief Executive Officer	0				(4)		—	0	0	0		$0

Joy E. Leo Former Chief Financial Officer	4/16/07	—		$97,500			$97,500	50,000	250,000	$3.47		$659,075

John C. Batty(5) Former Chief Financial Officer	12/11/2006	—		$85,500	(5)		$170,000	0	50,000	$5.33		$149,175

Rance Hale Sr. VP, Manufacturing Operations	12/11/2006	— —	$ $	83,104 83,104		$ $	166,208 83,104	0	45,000	$5.33		$134,257

Byron Milstead Sr. VP and General Counsel	12/11/2006 9/4/2007	— —	$ $	60,800 62,500		$ $	121,600 62,500	0 90,000	50,000 0	$5.33 0	$ $	149,175 265,500

Patrick J. Brady Sr. VP Engineering	4/16/07	—		$90,000			$90,000	40,000	200,000	$3.47		$527,260

Ofir Baharav Former VP Products	12/11/2006				(6)			0	45,000	$5.33		$134,257

Bryan Hoadley Former VP Worldwide Field Operations	12/11/2006				(7)			0	60,000	$5.33		$179,010

(1)
The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the Nasdaq Global Market on the date of grant.

(2)
Represents the aggregate FAS 123R value of all stock and option awards made in fiscal year 2007; in contrast to how we present the amounts in the Summary Compensation Table, we report such figures in this column without apportioning such amount over the service or vesting period.

(3)
Mr. Lev elected to waive payment of his incentive payment in the amount of $89,593.

(4)
Mr. Ranhoff's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the Plan

(5)
Mr. Batty's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the Plan.

(6)
Mr. Baharav's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the Plan.

(7)
Mr. Hoadley's employment with Credence terminated prior to the payment of the incentive and he accordingly was ineligible for payment in accordance with the terms of the Plan.

Outstanding Equity Awards at Fiscal Year-End Table (2007)

        The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of November 3, 2007. The vesting of stock and option awards is contingent upon continued service with the Company and in accordance with the vesting schedules noted in the footnotes to the table.

	Option Awards(1)							Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value or Shares or Units of Stock That Have Not Vested(4)
Lavi A. Lev President and Chief Executive Officer	12/11/06 12/11/06	— —	1,000,000 —	— —		$5.33 —	12/11/13 —	— 200,000	$	— 602,000
David Ranhoff Former President and Chief Executive Officer	11/05/98
11/05/98
12/08/98
12/14/98
12/14/98
07/16/99
10/27/99
10/27/99
11/01/99
11/10/00
11/10/00
02/13/01
02/13/01
08/17/01
11/01/01
02/19/02
10/16/02
11/29/02
05/20/03
11/03/03
05/28/04
11/01/04
11/01/04
03/31/06	13,674 73,826 15,000 3,248 59,252 200 4,590 47,910 52,500 73,820 6,180 37,500 2,500 30,000 80,000 10,000 27,500 107,500 4,500 80,000 40,000 187,500 50,000 65,625	— — — — — — — — — — — — — — — — — — — — — 62,500 — 109,375	— — — — — — — — — — — — — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	7.31 7.31 9.91 8.59 8.59 20.66 21.78 21.78 22.22 16.19 16.19 22 22 17.98 15.18 14.94 7 10.82 7.95 16.78 14.01 7.79 7.79 7.34	11/05/08
11/05/08
12/08/08
12/14/08
12/14/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
12/31/08
							12/31/08	— — — — — — — — — — — — — — — — — — — — — — — —		— — — — — — — — — — — — — — — — — — — — — — — —
Joy E. Leo Former Chief Financial Officer	04/16/07 04/16/07	31,250 —	218,750 —	— —		$3.47 —	04/16/14 01/00/00	— 50,000	$	— 150,500
John C. Batty Former Chief Financial Officer	12/31/04 03/31/06 12/11/06	250,000 18,750 6,250	— — —	— — —	$ $ $	9.15 7.34 5.33	06/18/09 06/18/09 06/18/09	— — —		— — —
Rance Hale Sr. VP, Manufacturing Operations	05/30/06 12/11/06 05/30/06	42,188 6,750 —	70,312 38,250 —	— — —	$ $	4.39 5.33 —	05/30/13 12/11/03 01/00/00	— — 16,667	$	— — 50,167.67
Byron Milstead Sr. VP and General Counsel	11/27/00 11/27/00 05/15/01 05/15/01 08/17/01 11/01/01 11/11/02 11/03/03 05/28/04 11/01/04 11/01/04 03/31/06 12/11/06 09/04/07	724 19,276 8,750 1,250 10,000 10,500 6,250 25,000 10,000 20,000 11,250 15,000 9,375 —	— — — — — — — — — — 5,000 25,000 40,625 —	— — — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $ $ $	20.75 20.75 23.37 23.37 17.98 15.18 8.07 16.78 14.01 7.79 7.79 7.34 5.33 —	11/27/10 11/27/10 05/15/11 05/15/11 08/17/11 11/01/11 11/01/12 11/03/13 05/28/14 11/01/11 11/01/11 03/31/13 12/11/13 01/00/00	— — — — — — — — — — — — — 90,000	$	— — — — — — — — — — — — — 270,900
Patrick J. Brady Sr. VP Engineering	04/16/07 04/16/07	25,000 —	175,000 —	— —		$3.47 —	04/16/14 01/00/00	— 40,000	$	— 120,400

(1)
Stock options become exercisable in accordance with the vesting schedules below:

Grant Date	Vesting Schedule
07/16/99 08/17/01 02/19/02 05/20/03 05/28/04 06/2/04 11/1/04
Option vests for 100% of the shares granted 12 months from date of grant. Option expires 10 years from date of grant for options with a grant date prior to 08/24/04. Options with a grant date after 08/24/04 expire 7 years from date of grant.

10/16/02	Option vests for 50% of the shares granted 12 months from date of grant with the remaining 50% of the shares granted vesting 24 months from date of grant. Option expires 10 years from date of grant.

11/27/00 02/18/03 12/31/04
Option vests for 12.5% of the shares granted 6 months from date of grant with the remaining 87.5% shares granted vesting in equal installments over the following 14 quarters. Option expires 10 years from date of grant.

12/11/06
Option vests for 25% of the shares granted 12 months from date of grant with the remaining 75% of the shares granted vesting in equal quarterly installments over the following 36 months. The option expires 7 years from date of grant.

11/05/98 11/01/99 11/10/00 02/13/01 05/15/01 11/01/01 11/11/02 11/29/02 11/03/03
Option vests for 12.5% of the shares granted 6 months from date of grant with the remaining 87.5% shares granted vesting in equal installments over the following 14 quarters. Option expires 10 years from date of grant.

10/27/99
Option vests for 12.5% of the shares granted 6 months from date of grant with the remaining 87.5% shares granted vesting in equal installments over the following 14 quarters. Option expires 10 years from date of grant.

11/01/04 03/31/06 12/11/06 08/28/06 09/02/04 12/06/04 03/23/05 05/30/06 12/11/06 04/16/07 08/10/07
New Hire 7 year—Option vests for 12.5% of the shares granted 6 months from date of hire for new hire grant or from date of grant for all other option awards. The remaining 87.5% shares granted vest in equal installments over the following 14 quarters. Option expires 7 years from date of grant

12/14/98
Option vests for 12.5% of the shares granted 6 months from date of grant with the remaining 87.5% shares granted vesting in equal installments over the following 14 quarters. Option expires 10 years from date of grant.

12/08/98	Option vests for 50% of the shares granted 12 months from date of grant with the remaining 50% of the shares granted vesting 24 months from date of grant. Option expires 10 years from date of grant.

12/11/06
Option vests for 10% of the shares granted 6 months from date of grant, 5% 9 months from date of grant, 5% 12 moths from date of grant, 20% 24 months from date of grant, 20% 36 months from date of grant and 40% 48 months from date of grant. The option expires 7 years from date of grant.

(2)
Restricted Stock Awards vest according to the vesting schedules below:
Grant Date	Vesting Schedule
12/11/06	Restricted share award vests in equal installments on the first, second, third and fourth anniversaries of the date of grant.
04/16/07 08/10/07 09/04/07	Restricted share award vests in equal installments on the first, second, and third anniversaries of the date of grant.
(3)
The Restricted Stock Awards listed in this column were granted pursuant to the 2005 Stock Incentive Plan. All awards vest, based on continuous service to the company, on an annual basis on either three or four years from date of grant.

(4)
The market value noted in this column was determined by multiplying the number of outstanding shares by $3.01, the closing price of our common stock on the last business day of the last completed fiscal year (November 2, 2007).

Option Exercises and Stock Vested Table (2007)

        The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards for each of our Named Executive Officers during the fiscal year ended November 3, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise(1)	Number of Shares Acquired on Vesting	Value Realized On Vesting(2)
Rance Hale Sr. VP, Manufacturing Operations	0	$0	8,333	$27,999

Ofir Baharav Former VP Products	7,500	$11,400	3,333	$11,032

Bryan Hoadley Former VP Worldwide Field Operations	0	$0	1,000	$3,240

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)
We computed the dollar amount realized by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change-in-Control (2007)

        Under the terms of our standard Employment Agreement, payments may be made to our Named Executive Officers upon termination of their employment. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into severance agreements with any of our Named Executive Officers.

        The following table sets forth estimated payments that would be made to each of our Named Executive Officers upon termination of employment in various scenarios, including (i) death, (ii) disability, (iii) qualified termination in connection with a change in control and (iv) termination for any other reason. Except as otherwise noted, the information set forth in the table assumes:

  •
  The termination event occurred on November 2, 2007 (the last business day of our last completed fiscal year);

  •
  All payments are made in a lump sum on the date of termination; and

  •
  We are current on all obligations owed the executive through the date of termination (including salary and bonus but excluding accrued vacation).

  •
  The plan administrators of our 1993 Stock Option Plan and 2005 Stock Incentive Plan do not exercise their discretion to accelerate the vesting of outstanding options upon the termination.

        The actual amounts to be paid out can only be determined at the time of the executive's termination of employment and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes, or amounts or benefits to which the employee would otherwise be entitled regardless of the termination event, such as earned but unpaid salary and previously vested stock options and restricted stock. Following the table is a description of the plans and agreements that affect potential payments upon termination or change in control. Amounts for employees whose services have been terminated reflect actual amounts paid under the applicable circumstances.

Lavi A. Lev

        The Company entered into an executive employment agreement with Mr. Lev on April 13, 2007, and pursuant to his employment agreement, upon the assumed termination, Mr. Lev would have been entitled to the following:

	Death, Disability or resignation for Good Reason		Termination without Cause		Termination without Cause 6 months before a Change in Control		Termination without Cause following a Change in Control
Lavi A. Lev President and Chief Executive Officer
Employment Agreement
Multiplied Salary		$750,017		$750,017		$750,017		$500,011
Multiplied Annual Bonus		—		—		$250,016		$500,011
Accrued Vacation		$0		$0		$0		$0
Welfare Benefits		—		—		—
Outplacement Services		—		—		—
Gross-Up Payment	$		$		$		$
Unvested and Accelerated Awards under Equity Incentive Plans(1)		$301,000		$301,000		$602,000		$602,000	(2)
Other Benefits		$56,592		$56,592		$37,328		37,328

Total		1,107,609		1,107,609		1,639,361		1,639,361

    (1)
    Represents the spread on the acceleration of a restricted stock award.

    (2)
    Estimated.

David Ranhoff

        Under the of the Employment Agreement entered into with Mr. Ranhoff, upon the termination of his employment on December 31, 2006, Mr. Ranoff received the following payments upon termination of service:

Payment Received Upon Termination
David Ranhoff Former President and Chief Executive Officer
Employment Agreement
Salary	399,984
Annual Bonus	399,984
Accrued Vacation	$50,619.12
Unvested and Accelerated Awards under Equity Incentive Plans	$0
Other Benefits	31,596

Total	882,183

Joy E. Leo

        Because Ms. Leo voluntarily terminated her employment on October 31, 2007, she is entitled to no payments on termination of service.

John C. Batty

        Under the of the Employment Agreement entered into with Mr. Batty, upon the termination of his employment on                        , Mr. Batty received the following payments upon termination of service:

Payment Received Upon Termination
John C. Batty Former Chief Financial Officer
Employment Agreement
Salary	301,418
Annual Bonus	301,418
Accrued Vacation	$0
Unvested and Accelerated Awards under Equity Incentive Plans	$0
Other Benefits	0

Total	$602,836

Rance Hale

        While we do not have an employment or severance agreement with Mr. Hale, pursuant to standard Company policy and upon the assumed termination, he will be entitled to the following payments upon termination:

Payment Received Upon Termination
Rance Hale Sr. VP, Manufacturing Operations
Employment Agreement
Salary	$138,507
Other Benefits	11,736

Total	140,243

Byron Milstead

        The Company entered into an executive employment agreement with Byron W. Milstead on May 28, 2004, and pursuant to his employment agreement, upon the assumed termination, Mr. Milstead would have been entitled to the following:

	Termination without Cause	Termination without Cause Following a Change-in-Control
Byron Milstead Sr. VP and General Counsel
Employment Agreement
Salary	$250,016	$250,016
Annual Bonus	$150,010	$150,010
Vesting of Restricted Stock	$90,300	$270,900
Other Benefits	$27,384	$27,384

Total	517,710	698,310

Patrick J. Brady

        While we do not have an employment or severance agreement with Mr. Brady, pursuant to standard Company policy and upon the assumed termination, he will be entitled to the following payments upon termination:

Payment Upon Termination
Patrick J. Brady Sr. VP Engineering
Employment Agreement
Multiplied Salary	$150,019
Vesting of nonqualified stock option	—
Other Benefits	$11,736

Total	161,755

Ofir Baharav

        Under the of the Severance Agreement entered into with Mr. Hoadley, effective April 2, 2007, Mr. Hoadley received the following payments upon termination of service:

Payment Received Upon Termination
Ofir Baharav Former VP Products
Severance Agreement
Salary	138,468
Cobra Benefits	8,590.00
Legal Fees	5,000.00
Exercise of nonqualified stock option	$6,750

Total	158,808

Bryan Hoadley

        Under the of the Severance Agreement entered into with Mr. Hoadley, effective April 2, 2007, Mr. Hoadley received the following payments upon termination of service:

Payment Received Upon Termination
Bryan Hoadley Former VP Worldwide Field Operations
Severance Agreement
Salary	125,080.00
Cobra Benefits	8,590.00
Legal Fees	5,000
Release of Restricted Stock	$3,010

Total	141,680

Compensation Committee Interlocks and Insider Participation

        During the 2007 fiscal year, the following members of the Board comprised the Compensation Committee: Mr. Beyer, Mr. Tompkins and Mr. Yang. No member of the Compensation Committee during the 2007 fiscal year was a current or former officer or employee of our company. No member of the Compensation Committee had any relationship requiring disclosure below under the caption "Certain Relationships and Related Transactions." No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as members of the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        We attempt to analyze all transactions in which the Company (or our subsidiaries) participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.credence.com, a conflict of interest may be deemed to arise where an employee engages in activities outside the Company that may interfere with their responsibilities to the Company including engaging in self-employment or working for others in a field of interest similar to the Company's, using Company proprietary or confidential information for personal gain or the gain of others, using company assets for personal use, acquiring property for the purpose of selling or leasing it to the Company, appearing to represent the Company to others when unauthorized to do so, serving on the Board of Directors of another public company without authorization, making certain investments in competitors, usurping corporate opportunities, maintaining indirect or direct investments in any supplier or customer. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Company's Chief Compliance Officer, the Company's Senior Vice President and General Counsel, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

        Each year, we require our directors and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest, and which exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

        Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

        We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

Certain Relationships and Related Transactions

        The Company's Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers of the Company. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company.

        There are no material proceedings to which a director, officer or affiliate of the Company, any owner of record of or beneficially of more than five percent of any class of voting securities of the company, or any associate of any such director, officer or affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

AUDIT COMMITTEE REPORT

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report that follows shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate such report by reference, and such incorporated report shall not otherwise be deemed filed.

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended November 3, 2007.

        We have discussed with Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, and have discussed with E&Y their independence.

        We have also considered whether E&Y's provision of any professional services, other than its audits of the Company's annual consolidated financial statements and the effectiveness of the Company's internal control over financial reporting, reviews of quarterly consolidated financial statements and other audit-related services, is compatible with maintaining E&Y's independence.

        Based on the reviews and discussions referred to above, we have recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2007.

Audit Committee

Bruce R. Wright (Chairman)
Henk J. Evenhuis
Lori Holland

COMPENSATION COMMITTEE REPORT

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate such report by reference, and such incorporated report shall not otherwise be deemed filed.

        We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2007 and the Company's proxy statement for the 2008 Annual Meeting of Stockholders.

Compensation Committee (fiscal year 2007)

Richard M. Beyer (Chairman)
Ping Yang
Jon D. Tompkins

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and any persons holding more than ten percent (10%) of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Directors, executive officers and holders of more than ten percent (10%) of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons for the 2007 fiscal year that no Form 5 reports were required for such persons for the 2007 fiscal year, the Company believes that all filing requirements under Section 16(a) applicable to such directors, executive officers and stockholders for the 2007 fiscal year were met in a timely manner.

OTHER MATTERS

        The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ANNUAL REPORT

        A copy of the Annual Report of the Company for the fiscal year ended November 3, 2007 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

        The Company filed an Annual Report on Form 10-K for the fiscal year ended November 3, 2007 with the SEC on January 17, 2008. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to the Company's Corporate Secretary at the Company's headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035.

Dated: March 7, 2008

THE BOARD OF DIRECTORS OF CREDENCE SYSTEMS CORPORATION

Annex A

CREDENCE SYSTEMS CORPORATION

2005 STOCK INCENTIVE PLAN

(as amended and restated April, 2008)

        1.    Purposes of the Plan.    The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company's business.

        2.    Definitions.    The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

          (a)   "Administrator" means the Board or any of the Committees appointed to administer the Plan.

          (b)   "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          (c)   "Applicable Laws" means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

          (d)   "Assumed" means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

          (e)   "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

          (f)    "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

          (g)   "Board" means the Board of Directors of the Company.

          (h)   "Cause" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

          (i)    "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

              (i)  the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

             (ii)  a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

          (j)    "Code" means the Internal Revenue Code of 1986, as amended.

          (k)   "Committee" means any committee composed of members of the Board appointed by the Board to administer the Plan.

          (l)    "Common Stock" means the common stock of the Company.

          (m)  "Company" means Credence Systems Corporation, a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

          (n)   "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

          (o)   "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

          (p)   "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee's Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

          (q)   "Corporate Transaction" means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

              (i)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

             (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company;

            (iii)  the complete liquidation or dissolution of the Company;

            (iv)  any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

             (v)  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

          (r)   "Covered Employee" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

          (s)   "Director" means a member of the Board or the board of directors of any Related Entity.

          (t)    "Disability" means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, "Disability" means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

          (u)   "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

          (v)   "Employee" means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance.

  The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

          (w)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (x)   "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

              (i)  If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii)  If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

            (iii)  In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

          (y)   "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

          (z)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

          (aa) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (bb) "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (cc)  "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

          (dd) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (ee) "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

          (ff)   "Plan" means this 2005 Stock Incentive Plan, as amended.

          (gg) "Related Entity" means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

          (hh) "Replaced" means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

          (ii)   "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

          (jj)   "Restricted Stock Units" means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

          (kk) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

          (ll)   "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

          (mm)  "Share" means a share of the Common Stock.

          (nn) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.    Stock Subject to the Plan.

          (a)   Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 14,900,000(1) Shares. Any Shares issued in connection with the exercise of Options or SARs shall be counted against the limit set forth in this Section 3(a) as one (1) Share for every one (1) Share issued in connection with the exercise of Options or SARs. However, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth in this Section 3(a) as 1.4 Shares for every one (1) Share issued in connection with Awards other than Options and SARs (and shall be counted as 1.4 Shares for every one (1) Share returned or deemed not to have been issued from the Plan pursuant to Section 3(b) in connection with Awards other than Options and SARs).(2) In addition, Dividend Equivalent Rights shall be payable solely in cash and therefore the issuance of Dividend Equivalent Rights shall not be deemed to reduce the maximum aggregate number of Shares which may be issued under the Plan. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(1)
This number includes 1,200,000 shares that are reserved for use with the Stock Option Exchange Program which shares will only be used for the Stock Option Exchange Program, and if the Stock Option Exchange Program is not implemented, these shares will not be used for any other purpose and the number of shares reserved will be appropriately decreased.

(2)
14,900,000 reflects the number of Shares available under the Plan if all grants are made in Options or SARs. If all grants are made in awards other than Options or SARs (also referred to as "whole value" shares), the number of shares available under the Plan is 11,500,000, subject to footnote (1) above.

          (b)   Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

        4.    Administration of the Plan.

          (a)    Plan Administrator.

              (i)  Administration with Respect to Directors and Officers.    With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

             (ii)  Administration With Respect to Consultants and Other Employees.    With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

            (iii)  Administration With Respect to Covered Employees.    Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

            (iv)  Administration Errors.    In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

          (b)    Powers of the Administrator.    Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

              (i)  to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

             (ii)  to determine whether and to what extent Awards are granted hereunder;

            (iii)  to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

            (iv)  to approve forms of Award Agreements for use under the Plan;

             (v)  to determine the terms and conditions of any Award granted hereunder;

            (vi)  to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent, (B) the reduction of the exercise price of any Option or the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval (C) canceling an Option or a SAR at a time when its exercise price or base appreciation amount, as applicable, exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction, and (D) the vesting schedule for Awards of Restricted Stock and Restricted Stock Units may only be amended in the event of a Corporate Transaction or a Change in Control or in the event of the Grantee's death or Disability;

           (vii)  to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

          (viii)  to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

            (ix)  to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

          (c)    Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company's expense to defend the same.

        5.    Eligibility.    Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

        6.    Terms and Conditions of Awards.

          (a)    Types of Awards.    The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market

  Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

          (b)    Designation of Award.    Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

          (c)    Conditions of Award.    Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

          (d)    Acquisitions and Other Transactions.    The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

          (e)    Deferral of Award Payment.    The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

          (f)    Separate Programs.    The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

          (g)    Individual Limitations on Awards.

              (i)  Individual Limit for Options and SARs.    The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 500,000 Shares. In connection with a Grantee's commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional 500,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

             (ii)  Individual Limit for Restricted Stock and Restricted Stock Units.    For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 350,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below.

            (iii)  Deferral.    If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

          (h)    Early Exercise.    The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

          (i)    Term of Award.    The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

          (j)    Transferability of Awards.    Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee's Award in the event of the Grantee's death on a beneficiary designation form provided by the Administrator.

          (k)    Time of Granting Awards.    The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

          (l)    Vesting of Restricted Stock and Restricted Stock Units.    Awards of Restricted Stock and Restricted Stock Units issued under the Plan shall vest and be released from the risk of forfeiture over a period of no less than three (3) years measured from the date of issuance of the Award. Notwithstanding the foregoing, Awards of Restricted Stock and Restricted Stock Units subject to performance-based vesting may vest and be released from the risk of forfeiture over a period of no less than one (1) year measured from the date of issuance of the Award. As provided in Section 4(b)(vi), the vesting schedule for Awards of Restricted Stock and Restricted Stock Units may only be amended in the event of a Corporate Transaction or a Change in Control or in the event of the Grantee's death or Disability.

        7.    Award Exercise or Purchase Price, Consideration and Taxes.

          (a)    Exercise or Purchase Price.    The exercise or purchase price, if any, for an Award shall be as follows:

              (i)  In the case of an Incentive Stock Option:

              (A)  granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

              (B)  granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

             (ii)  In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

            (iii)  In the case of SARs, the base appreciation amount shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

            (iv)  In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

             (v)  In the case of other Awards, such price as is determined by the Administrator.

            (vi)  Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(c), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

          (b)    Consideration.    Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the

  Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

              (i)  cash;

             (ii)  check;

            (iii)  surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months (and not used for another Award exercise by attestation during such period);

            (iv)  with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

             (v)  any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

          (c)    Taxes.    No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations, including, but not limited too, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

        8.    Exercise of Award.

          (a)    Procedure for Exercise; Rights as a Stockholder.

              (i)  Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

             (ii)  An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

          (b)    Exercise of Award Following Termination of Continuous Service.

              (i)  An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

             (ii)  Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

            (iii)  Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

        9.    Conditions Upon Issuance of Shares.

          (a)   Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

        10.    Adjustments Upon Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator may also, in its discretion, make adjustments described in (i)-(iii) of this Section 10 or substitute, exchange or grant Awards with respect to the shares of a Related Entity (collectively "adjustments"). In determining adjustments to be made under this Section 10, the Administrator may take into account such factors as it deems appropriate, including (x) the restrictions of Applicable Law, (y) the potential tax, accounting or other consequences of an adjustment and (z) the possibility that some Grantees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

        11.    Corporate Transactions and Changes in Control.

          (a)    Termination of Award to Extent Not Assumed in Corporate Transaction.    Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

          (b)    Acceleration of Award Upon Corporate Transaction or Change in Control.

              (i)  Corporate Transaction.    Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee's Continuous Service has not terminated prior to such date.

             (ii)  Change in Control.    The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Change in Control or at the time of an actual Change in Control and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

          (c)    Effect of Acceleration on Incentive Stock Options.    Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

        12.    Effective Date and Term of Plan.    The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

        13.    Amendment, Suspension or Termination of the Plan.

          (a)   The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a); provided, further, that the Board may not amend Section 3(a) of the Plan to increase the number of Shares to be issued under the Plan without the approval of the Company's stockholders.

          (b)   No Award may be granted during any suspension of the Plan or after termination of the Plan.

          (c)   No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

        14.    Reservation of Shares.

          (a)   The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          (b)   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        15.    No Effect on Terms of Employment/Consulting Relationship.    The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee's Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee's Continuous Service has been terminated for Cause for the purposes of this Plan.

        16.    No Effect on Retirement and Other Benefit Plans.    Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

        17.    Unfunded Obligation.    Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee's creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

        18.    Plan History.    The Plan was originally adopted by the Board in February 2005 and approved by the Company's stockholders on March 23, 2005. On May 24, 2005, the Board adopted and approved an amendment and restatement of the Plan to impose certain restrictions on the vesting schedule and ability of the Administrator to amend the vesting schedule of awards of Restricted Stock and Restricted Stock Units, which amendment and restatement is not subject to stockholder approval. On February 27, 2008, the Board adopted and approved an amendment and restatement of the Plan to increase the number of Shares available for Awards from 5,900,000 to 14,900,000. This amendment and restatement was submitted to the Company's stockholders for approval on April 1, 2008.

        19.    Construction.    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                                                 ZCED42

PROXY

CREDENCE SYSTEMS CORPORATION

Annual Meeting of Stockholders to be held on April 1, 2008
This Proxy is solicited on behalf of the Board of Directors of
Credence Systems Corporation

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on April 1, 2008 and the Proxy Statement and appoints Lavi A. Lev and Kevin Eichler and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Credence Systems Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters at 1421 California Circle, Milpitas, California 95035, on Thursday, April 1, 2008 at 4:00 p.m. local time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CREDENCE SYSTEMS CORPORATION

C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/cmos	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL			ZCED41
☒	Please mark votes as in this example.	#CED

The Board of Directors recommends a vote "FOR" Proposals One, Two, Three, Four and Five

1.	To elect two directors to serve a three-year term ending upon the year 2011 Annual Meeting of Stockholders or until their successors are elected and qualified: Nominee: (01) Lori Holland, (02) David L. House	2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending November 1, 2008.
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐

For all nominees except as noted above
3.	To approve a proposal granting the Compensation Committee of the Board of Directors the authority to implement a stock option exchange program pursuant to which eligible employees will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under the Company's existing equity incentive plans for new stock options at an expected lower exercise price, which approval includes the approval of an amendment to the 2005 Stock Incentive Plan to increase the number of shares available for issuance under that plan by 1,200,000 shares of common stock to implement such stock option exchange program	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To approve an amendment and restatement of the 2005 Stock Incentive Plan to increase the number of shares available for issuance under that plan by 7,800,000 shares of common stock in addition to the amount set forth in Proposal Three above and to make repricings of stock appreciation awards subject to stockholder approval	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	To approve the stockholder proposal regarding pay-for-superior performance	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐
IF SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER OR IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.
Signature:	Date:	Signature:	Date: